Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

NORTHSTAR CANADIAN OPERATIONS CORP.,

THE WILLIAM CARTER COMPANY,

993520 ONTARIO LIMITED,

1054451 ONTARIO INC.,

THE HOLDERS OF SECURITIES OF 993520 ONTARIO LIMITED AND
1054451 ONTARIO INC.
LISTED ON ANNEX I HERETO

AND

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

DATED AS OF JUNE 20, 2011

EXHIBITS
EXHIBIT

A	Form of Escrow Agreement
B	Form of Lease Agreement
C	Sample Net Working Capital Calculation
D	Pre-Closing Transactions
E	Form of Ruth Rubinstein Agreement
F	Acquired Companies’ Financial Statements
G	Form of Purchase Order
H	Form of Release

ANNEXES
ANNEX
I	Holders of Securities

SCHEDULES
SCHEDULE
Schedule 1.01(a)	Currency Forward Contracts
Schedule 1.01(b)	Letters of Credit
Schedule 1.01(c)	Capital Expenditures Associated with Store Openings
Schedule 6.14	Equity Grants
Schedule 7.07	Consents, etc.
Schedule 7.08	Cancellation of Certain Agreements; Releases
Schedule 7.11	Surviving Encumbrances
Schedule 7.14	Modification to Employment Terms
Schedule 10.01(a)(ix)	Indemnification by the Sellers

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of June 20, 2011 by and among Northstar Canadian Operations Corp., a Canadian corporation (“Buyer”), The William Carter Company (the “Guarantor”), 993520 Ontario Limited, a Canadian corporation (“Holdings Limited”), 1054451 Ontario Inc., a Canadian corporation (“Holdings Incorporated”, and, together with Holdings Limited, the “Target Companies”), each of the holders of outstanding shares of capital stock of Holdings Limited listed on Annex I hereto (the “Holdings Limited Shareholders”), each of the holders of outstanding shares of capital stock of Holdings Incorporated listed on Annex I hereto (the “Holdings Incorporated Shareholders”, and, together with the Holdings Limited Shareholders, the “Sellers”)  and Paul Rubinstein, in his capacity as the Sellers’ Representative.

RECITALS

WHEREAS, the Holdings Limited Shareholders own all of the outstanding shares of common stock of Holdings Limited (such common stock being referred to herein as the “Holdings Limited Common Stock”);

WHEREAS, the Holdings Incorporated Shareholders own all of the outstanding shares of common stock of Holdings Incorporated (such common stock being referred to herein as the “Holdings Incorporated Common Stock”, and, together with the Holdings Limited Common Stock, the “Target Shares”);

WHEREAS, the Target Shares constitute all of the outstanding Equity Interests (as defined below) in the Target Companies; and

WHEREAS, Buyer desires to purchase from the Sellers and the Sellers desire to sell to Buyer, at the Closing (as defined below) all of the Target Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01. Definitions.  In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“2013 Target Earnings Statement” shall have the meaning set forth in Section 2.07(a).

“2013 Milestone Payment” shall have the meaning set forth in Section 2.07(e)(i).

“2014 Target Earnings Statement” shall have the meaning set forth in Section 2.07(a).

“2014 Milestone Payment” shall have the meaning set forth in Section 2.07(e)(ii).

“Accounting Firm” shall have the meaning set forth in Section 2.05(d).

“Accounting Principles” means Canadian GAAP as in effect on the Most Recent Balance Sheet Date.

“Acquired Companies” means, collectively, the Target Companies and each of their Subsidiaries.

“Action” means any claim, action, cause of action, suit, litigation, arbitration, investigation, examinations, opposition, interference, audit, assessment, hearing, complaint, demand, grievance, work order, investigation or other legal proceeding (whether sounding in contract, tort, applicable Legal Requirement or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.02.

“Adjustment Escrow Account” means the account designated by the Escrow Agent into which the payment required by Section 2.06 shall be made and any succeeding account in which the Escrow Amount shall be held by the Escrow Agent.

“Adjustment Escrow Amount” shall mean CAD$3,000,000.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For purposes of the foregoing, a Person shall be deemed to control a specified Person if (a) such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) such other Person is at such time a direct or indirect beneficial holder of at least 50% of any class of the Equity Interests of such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocable Interest Expenses” means, with respect to any period, an amount equal to the interest charges that would accrue during such period on all Allocable Loans at the then-effective Parent Rate.

“Allocable Loan” means any loan made by Parent or its United States Subsidiaries to the Canadian Operations that (a) is reasonably appropriate to fund working capital, capital expenditures or other expenses of the Canadian Operations, and (b) remains outstanding for five (5) days or longer; provided, that solely for purposes of calculating Allocable Interest Charges, the aggregate outstanding balance of all Allocable Loans shall be reduced (but not below zero) by (i) the amount of any cash distributed by Buyer or the Acquired Companies to Parent or its United States Subsidiaries (for the avoidance of doubt, such reduction shall be calculated without duplication of the portion of any such amount used to make payments of principal or interest in respect of such Allocable Loans) and (ii) any cash of the Canadian Operations that is used by the Canadian Operations to fund any portion of the Earnout Payment or any Milestone Payment.

“Allocable Overhead Expenses” means, with respect to any period, the net corporate expenses of Parent and its Subsidiaries directly attributable to the Canadian Operations including (i) a proportionate share of the salaries of, and stock compensation expenses with respect to, employees of Parent or its Subsidiaries who dedicate 50% or more of their working time to the Canadian Operations, (ii) a proportionate share of external audit fees borne by Parent, (iii) a proportionate share of any joint insurance policy expenses borne by Parent, in each case with proportionate share being based upon the sales of the Canadian Operation as compared to the sales of the Parent and its Subsidiaries (including the Canadian Operations).

“Assets” shall have the meaning set forth in Section 3.09(a).

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Lease Agreement and the Ruth Rubinstein Agreement.

“Audited Balance Sheet” shall have the meaning set forth in Section 3.06(a)(i).

“Audited Balance Sheet Date” shall have the meaning set forth in Section 3.06(a)(i).

“Audited Financials” shall have the meaning set forth in Section 3.06(a)(i).

“BTCL” means Bonnie Togs Children’s Limited.

“Basket Amount” shall have the meaning set forth in Section 10.01(b).

“Business” means the businesses conducted by the Acquired Companies and proposed to be conducted by the Acquired Companies as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or any day on which the Federal Reserve Bank of New York is closed or banks in Toronto, Ontario are closed.

“Buyer” is defined in the Preamble.

“Buyer Fundamental Representations” shall have the meaning set forth in Section 10.02(b).

“Buyer Indemnified Person” shall have the meaning set forth in Section 10.01(a).

“Buyer Disclosure Schedules” shall have the meaning set forth in Section 1.02.

“BT Subsidiaries” means, collectively, BTCL, TGCC and Bonnie Togs Limited.

“Canadian GAAP” means generally accepted accounting principles for private companies as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) in the Handbook of the CICA, at the relevant time applied on a consistent basis.

“Cash Adjustment Amount” means the amount of cash on the close of business on the Closing Date, but not more than CAD$450,000.

“Canadian Operations” means, following the Closing, the consolidated Canadian operations of Parent consisting of the designing, sourcing, and marketing of branded childrenswear and the sale of branded childrenswear to wholesale customers in Canada and through retail stores in Canada; provided, that Canadian Operations shall exclude (i) the sale of merchandise to “mass channel” customers (other than Costco) including Walmart and Target and (ii) any online merchandise sales through e-commerce portals owned or operated by Parent or its Subsidiaries.

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by any Acquired Company to any present or former director, stockholder, employee, licensor, or consultant of the Acquired Companies, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment (other than payments in respect of the Securities under or as described in ARTICLE II of this Agreement) but specifically excluding any severance that becomes payable as a result of a claim for constructive dismissal arising solely out of conduct on the part of the Acquired Companies occurring after Closing; and (b) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by any Acquired Company to any Governmental Authority or other Person under any applicable Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b) as a result of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions whether alone or in combination with any other event.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the amount of Debt of the Acquired Companies immediately prior to the Closing.

“Closing Payment Certificate” shall have the meaning set forth in Section 7.12.

“Closing Purchase Price” shall have the meaning set forth in Section 2.02.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Plans” shall have the meaning set forth in Section 3.15(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights used by the Acquired Companies in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

 “Company Registrations” shall have the meaning set forth in Section 3.11(c).

“Company Technology” means any and all Technology used by the Acquired Companies in connection with the Business.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), paid or granted directly or indirectly by an Acquired Company to or for the benefit of such Person or any Family Member of such Person.

    “Competitive Business” means any Person carrying on a business where 20% or more of its annual consolidated revenues is generated from the retail and wholesale sale of children’s clothing and children’s accessories.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Target Shares and the other transactions described in the recitals to this Agreement and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation, proprietary interest, or other right of such Person is subject or bound.

“Credit Facility” means the Combined Canadian &/or U.S. Dollar Operating Agreement dated February 8, 2011 between Bank of Montreal as Lender and BTCL as Borrower.

“Cumulative Target” shall have the meaning set forth in Section 2.07(d).

“Current Liability Policies” shall have the meaning set forth in Section 3.23.

“Currency Forward Contracts” shall mean those arrangements listed in Schedule 1.01(a).

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations (for greater certainty, other than under this Agreement) and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with Canadian GAAP), (e) in respect of Letters of Credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements, currency forward contracts (including the Currency Forward Contracts) and collar agreements, in each case, to the extent payable if such Contractual Obligations were terminated immediately prior to the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (e) above of any other Person.

“Dispute Notice” shall have the meaning set forth in Section 2.05(c).

“Dispute Submission Notice” shall have the meaning set forth in Section 2.05(d).

“E-Commerce Margin” means, with respect to any period, a fraction expressed as a percentage, the numerator of which is the pre-tax operating income and the denominator of which is the consolidated revenues (each as determined in accordance with the historical practices of Parent) of Parent e-commerce business for such period, which is comprised of online merchandise sales through e-commerce portals owned or operated by Parent or its Subsidiaries.

“Earnout Commencement Date” shall mean the later of (i) the Business Day immediately following the Closing Date or (ii) July 1, 2011.

“Earnout Payment” shall have the meaning set forth in Section 2.07.

“Earnout Period” means the period commencing on the Earnout Commencement Date and ending on the Measurement Period End Date for the 2015 calendar year.

“Employee Material Contractual Obligations” shall have the meaning set forth in Section 3.21.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under Canadian securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any applicable Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” shall have the meaning set forth in Section 3.15(k).

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, the Sellers’ Representative and the Escrow Agent substantially in the form of Exhibit A and with such changes as may be reasonably requested by the Escrow Agent and accepted and agreed to by Buyer and the Sellers’ Representative.

“Escrow Amounts” means, collectively, the Indemnification Escrow Amount and the Adjustment Escrow Amount.

“Estimated Cash Adjustment Amount” shall have the meaning set forth in Section 2.05(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.05(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.05(a).

“Estimated Closing Purchase Price” shall have the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.05(a).

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.05(d).

“Final Closing Statement” shall have the meaning set forth in Section 2.05(d).

“Final Outcome”, shall mean, with respect to a Tax Proceeding, the earlier of (i) the expiry of the delay to object to an assessment; (ii) the entering into of an agreement between the relevant Buyer Indemnified Person and the relevant Governmental Authority; (iii) an administrative decision or a decision of a court of competent jurisdiction in respect of which the delay to object or appeal has expired without any appeal or objection having being taken; or (iv) the decision of a court of competent jurisdiction from which no further right of appeal lies.

“Financials” shall have the meaning set forth in Section 3.06(a)(iii).

“Form 8-K” means a public filing with the Securities and Exchange Commission on Form 8-K.

“Fundamental Representations” shall have the meaning set forth in Section 10.02(b).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local, or Canadian federal, provincial or local, or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, commission or self-regulatory organization entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Guarantor” shall have the meaning set forth in the Preamble.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste or other deleterious substance the release of which is governed by Environmental Laws.

“Holdings Incorporated Common Stock” shall have the meaning set forth in the Recitals.

“Holdings Incorporated Shareholders” shall have the meaning set forth in the Preamble.

“Holdings Limited Common Stock” shall have the meaning set forth in the Recitals.

“Holdings Limited Shareholders” shall have the meaning set forth in the Preamble.

“Inbound IP Contracts” shall have the meaning set forth in Section 3.11(d).

“Indemnity Escrow Account” means the account designated by the Escrow Agent into which the payment required by Section 2.06 shall be made and any succeeding account in which the Indemnity Escrow Amount shall be held by the Escrow Agent.

“Indemnification Escrow Amount” means Six Million Dollars (CAD$6,000,000).

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 10.01 or Section 10.02, as the case may be (it being understood that, as contemplated by Section 12.05, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Sellers under Section 10.02, and the term “Indemnified Person” shall mean the Sellers’ Representative to the extent that it is acting in such capacity on behalf of any Sellers).

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Sellers’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 12.05, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Sellers in connection with each Indemnity Claim brought against any of the Sellers under Section 10.01, and the term “Indemnifying Party” shall mean the Sellers’ Representative when it is acting in such capacity on behalf of any or all of the Sellers).

“Indemnity Claim” means a claim for indemnity under Section 10.01 or Section 10.02, as the case may be.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a)           patents, copyrights, mask work rights, proprietary confidential information, trade secrets, database rights, and all other proprietary rights in Technology;

(b)           trademarks, trade names, service marks, service names, brands, trade dress and proprietary logos, and the goodwill and activities associated therewith;

(c)           domain names, rights of privacy and publicity, and moral rights;

(d)           any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e)           all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Intercompany Loans” means the intercompany loans disclosed as items #1 and #2 in Section 3.17(a)(xiv) in the Sellers’ Disclosure Schedules and item #4 in Section 3.18(b) in the Sellers’ Disclosure Schedules.

“Interim Financials” shall have the meaning set forth in Section 3.06(a)(ii).

“Interim Financials of the BT Subsidiaries” shall have the meaning set forth in Section 3.06(a)(iii).

“IP Contracts” shall have the meaning set forth in Section 3.11(d).

“Lease Agreement” means the Lease Agreement between Buyer (or an Affiliate of Buyer) and BT Developments Inc. substantially in the form attached hereto as Exhibit B and with such changes as may be reasonably agreed to by Buyer and the Sellers’ Representative.

“Leased Real Property” shall have the meaning set forth in Section 3.10(a).

“Legal Requirement” means any United States federal, state or local, Canadian federal, provincial, territorial, municipal or local or any foreign law, statute, standard, ordinance, code, rule, regulation, common law doctrine, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision or duty or obligation having the force of law.

“Letters of Credit” shall mean those arrangements listed in Schedule 1.01(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under Canadian GAAP to be accrued on the financial statements of such Person.

“Liability Policies” shall have the meaning set forth in Section 3.23.

“Losses” shall have the meaning set forth in Section 10.01(a).

“Material Adverse Effect”  means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material adverse effect on (A) the business, operations, results of operations, properties, assets, prospects or condition (financial or otherwise) of the Acquired Companies, taken as a whole or (B) the ability of the Target Companies and the Sellers to consummate the Contemplated Transactions; provided, however, that in determining whether there has been a Material Adverse Effect, in no event shall any of the following constitute a Material Adverse Effect nor shall any of the following be taken into account:  (i) general economic, business or financial market conditions, including changes in the markets or industry in which the Acquired Companies operate but only to the extent such conditions do not have a disproportionate effect on the Acquired Companies as compared to other participants in the same industry; (ii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national calamity, crisis or emergency, or any governmental response to any of the foregoing, in each case, whether occurring within or outside of Canada; (iii) the announcement or pendency of this Agreement; (iv) the breach by the Buyer of this Agreement; (v) any change in Legal Requirements applicable to the Acquired Companies, but only to the extent such conditions do not have a disproportionate effect on the Acquired Companies as compared to other participants in the same industry; or (vi) any change in Canadian GAAP, United States GAAP or interpretations thereof that apply to the Acquired Companies, in whole or in part.

“Material Company Contract” shall have the meaning set forth in Section 3.17(b).

“Material Real Property” means the Real Property that will be subject to the Lease Agreement.

“Maximum Earnout Amount” means Thirty Five Million Dollars (CAD$35,000,000).

“Measurement Period End Date” shall mean, with respect to the 2013 calendar year, June 29, 2013; with respect to the 2014 calendar year, June 28, 2014 and with respect to the 2015 calendar year, June 27, 2015.

“Milestone Payments” shall have the meaning set forth in Section 2.07(e)(ii).

“Most Recent Balance Sheet” shall have the meaning set forth in Section 3.06(a)(ii).

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 3.06(a)(ii).

“Net Working Capital” means the remainder of (a) the combined current assets of the Acquired Companies other than cash and including deferred assets such as prepaid amounts for recent acquisitions the benefit of which will accrue after Closing minus (b) the combined current liabilities of the Acquired Companies (including, for the avoidance of doubt, any dividends payable or bonuses payable), in each case, calculated as of the close of business on the Closing Date in accordance the Accounting Principles (and without giving effect to the Contemplated Transactions); provided, that Net Working Capital shall not take into account (i) any amounts in respect of deferred Tax assets or deferred Tax liabilities, (ii) the current portions of any amounts reflected in the Closing Debt Amount, (iii) the amount of any losses in respect of the Currency Forward Contracts to the extent such losses were taken into account in determining the Closing Purchase Price pursuant to Section 2.02(b), (iv) any accrued liabilities that constitute Seller Transaction Expenses and (v) the capital expenditures described in Schedule 1.01(c), a sample calculation of which is attached as Exhibit C.

“Net Working Capital Target” mean Eighteen Million Two Hundred Sixty Five Thousand Dollars (CAD$18,265,000).

“Net Working Capital Adjustment Amount” means (i) the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital or (ii) the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target.

“Notifiable Transactions Regulations” means the Regulations Respecting Notifiable Transactions Pursuant to Part VIII of the Competition Act, SOR/87-348.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound IP Contracts” shall have the meaning set forth in Section 3.11(d).

“Parent” shall mean Carter’s, Inc.

“Parent Rate” is the interest rate in effect from time to time under the Credit Agreement dated as of October 15, 2010, among Parent, Bank of America, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada, SunTrust Bank, U.S. Bank National Association, Banc of America Securities LLC and each lender party thereto from time to time, as amended or restated from time to time and including any successor or replacement credit facility.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable and for which adequate reserves have been set aside, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Acquired Companies in respect of which are not overdue or otherwise in default, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated in any material respect by the current use and operation of the Real Property, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of the Real Property in any material respect and (e) liens that arise by operation of law in the Ordinary Course of Business and are not material individually or in the aggregate.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is protected by Privacy Laws.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 11.01.

“Pre-Closing Transactions” means the transactions as set out in Exhibit D.

“Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada) and any other laws, regulations, duties orders or agreements governing the protection of personal information.

“Proposed Final Closing Balance Sheet” shall have the meaning set forth in Section 2.05(b).

“Proposed Final Closing Statement” shall have the meaning set forth in Section 2.05(b).

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Annex I hereto.  For purposes of clarity, the aggregate Pro Rata Percentage of the Sellers shall total 100%.

“Real Property” shall have the meaning set forth in Section 3.10(a).

“Real Property Leases” shall have the meaning set forth in Section 3.10(a).

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, associate or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Ruth Rubinstein Agreement” shall mean that Consulting Agreement between Newco and Ruth Rubinstein substantially in the form attached hereto as Exhibit E.

“Scheduled Intellectual Property Rights” shall have the meaning set forth in Section 3.11(c).

“Securities” shall have the meaning set forth in the Recitals.

“Seller Indemnified Person” shall have the meaning set forth in Section 10.02(a).

“Sellers” shall have the meaning set forth in the Preamble.

“Seller Fundamental Representations” shall have the meaning set forth in Section 10.01(b).

“Seller Newco” shall have the meaning set forth in Section 12.01.

“Sellers’ Disclosure Schedules” shall have the meaning set forth in Section 1.02.

“Sellers’ Representative” shall have the meaning set forth in Section 12.05(a).

“Seller Transaction Expenses” means all costs, fees and expenses incurred by any Seller or any Acquired Company in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Acquired Companies to the extent such costs, fees and expenses are payable or reimbursable by any Acquired Company, including (i) all fees and expenses payable to Bank of Montreal and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) all fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) all Change of Control Payments and (iv) all fees and expenses incurred in connection with the Pre-Closing Transactions (for the avoidance of doubt, “Sellers Transaction Expenses” shall not include any costs, fees and expenses to the extent incurred by the Acquired Companies in the Ordinary Course of Business and not in connection with or in anticipation of the Contemplated Transactions).

“Straddle Period” shall have the meaning set forth in Section 11.02.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Survival Period Expiration Date” shall have the meaning set forth in Section 10.03(a)(iv).

“TGCC” means The Genuine Canadian Corp.

“Target Companies” shall have the meaning set forth in the Preamble.

“Target Companies’ Knowledge”, “Knowledge of the Target Companies” and similar formulations mean that where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Target Companies, it shall mean that one or more of Paul Rubinstein, David Nufer, Paul Kristensen and Ruth Rubinstein or any other senior management personnel of the Acquired Companies (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a shareholder, director, officer or employee of one or more of the Acquired Companies and after reasonable investigation and due inquiry.

“Target Earnings” means, with respect to any period, the consolidated net income or net loss, as applicable, of the Canadian Operations for such period determined in accordance with United States GAAP, plus (a) to the extent (but only to the extent) deducted in determining such net income or net loss, without duplication, (i) Canadian federal income tax and provincial income tax expenses of the Canadian Operations for such period, (ii) any non-recurring expenses incurred during such period to the extent resulting from the integration of the operations of the Acquired Companies with the operations of Parent and its United States Subsidiaries, (iii) research and development expenses for new store prototypes (for the avoidance of doubt, excluding research and development costs relating to typical Parent stores) of the Canadian Operations for such period, unless otherwise mutually agreed to by the parties and (iv) increased expenses of the Canadian Operations for such period resulting solely from the application of purchase accounting to the transactions contemplated by this Agreement including increased cost of goods sold and increased depreciation of fixed assets plus (b) the product of (i) the consolidated revenues for such period of Parent derived from online merchandise sales through e-commerce portals owned or operated by Parent or its Subsidiaries to consumers taking delivery of such merchandise at delivery addresses in Canada, multiplied by (ii) the E-Commerce Margin, plus (c) until such time as cumulative expenses for all periods following the Closing Date in respect of non-recurring charges for corporate office or distribution center closures (e.g. asset write-offs, severance payments and relocation expenses) exceed CAD$5 million, the amount of such expenses incurred by the Canadian Operations during such period, (d) plus all royalty proceeds from licensees of trademarks owned by Parent or its Subsidiaries selling licensed products to the extent that such products, to Parent’s knowledge, were sold by such licensees to customers in Canada (other than through sales to mass channel customers).  Notwithstanding the foregoing, the calculation of “Target Earnings” for any period shall take into account (w) any expense relating to Allocable Overhead Expenses (and no other corporate overhead expenses allocated by Parent or its United States Subsidiaries to the Canadian Operations) for such period, (x) any Allocable Interest Expenses (and no other interest charges for such period on amounts borrowed by Buyer or the Acquired Companies from Parent or its United States Subsidiaries) and (y) for the avoidance of doubt, and without duplication, any gains or losses in respect of Currency Forward Contracts, in each case determined by reference to the value of the Currency Forward Contracts as of the Closing and shall exclude (z) any losses in respect of Currency Forward Contracts to the extent such losses were taken into account in determining the Closing Purchase Price pursuant to Section 2.02(b) (as adjusted pursuant to Section 2.05).

“Target Earnings Statements” shall have the meaning set forth in Section 2.07(a).

“Target Shares” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” means (a) any and all federal, provincial, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, unemployment, Canada, Québec, United States and other government pension plan and other employer plan premiums, contributions or withholdings, disability, real property, personal property, sales, use, transfer, registration, escheat obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.

“Tax Act” means the Income Tax Act (Canada).

“Tax Assessment” shall have the meaning specified in Section 11.03(a).

“Tax Liabilities” means (i) a liability to make or suffer an actual payment of Tax, (ii) the loss, use, or set-off against income earned, accrued or received on or before the Closing Date, of any allowance, refund, credit, deduction, exemption, set-off or loss carry-over in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, which arises or, but for such loss, use or set off, would have arisen in respect of a Transaction occurring or period ending on or before the Closing Date, (iii) the use or set-off of any allowance, refund, credit, deduction, exemption, set-off or loss carry-over in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, which arises in respect of a Transaction occurring or period ending after the Closing Date in circumstances where, but for such use or set-off, a Buyer Indemnified Person would have made or suffered an actual payment of Tax in respect of which any Buyer Indemnified Persons would have been able to make a claim against the Sellers under this Agreement.

“Tax Proceeding” has the meaning specified in Section 11.03(b).

“Tax Return” means any return, declaration, report, claim for refund or information return, statement, election, designation, notice, filing, form or other document relating to Taxes, including any schedule, supplement, appendix, exhibit or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” shall have the meaning set forth in Section 9.01(c).

“Third Party Claim” shall have the meaning set forth in Section 10.04(a).

“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature.

“Transfer Taxes” shall have the meaning set forth in Section 11.05.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“United States GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Updated Financials” shall have the meaning set forth in Section 6.03(b).

Section 1.02. Incorporation of Disclosure Schedules.

(a) Each of the Sellers’ Disclosure Schedules and the Buyer Disclosure Schedules attached to this Agreement form an integral part of it for all purposes of this Agreement.

(b) Nothing in the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, is intended to broaden the scope of any representation or warranty contained in the Agreement.  The Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the Sellers and Buyer, respectively, contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(c) The Sellers’ Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Sections and subsections contained in ARTICLE III and ARTICLE IV (the “Sellers’ Disclosure Schedules”).  The Buyer Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Sections and subsections contained in ARTICLE V (the “Buyer Disclosure Schedules”).  Capitalized terms used in the Sellers’ Disclosure Schedules and not otherwise defined shall have the meanings set forth in this Agreement.  Information furnished in the Sellers’ Disclosure Schedules and the Buyer Disclosure Schedules, respectively, shall provide information regarding, and qualify only, the relevant Section or subsection of this Agreement unless and only to the extent that (i) disclosure in a numbered or lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, is specifically referred to by appropriate cross-reference in another numbered or lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, or (ii) with respect to disclosures made in a numbered and lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, corresponding to a numbered and lettered Section or subsection of ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement, it is reasonably apparent on the face of such disclosure that such disclosure qualifies one or more of the other numbered or lettered Section or subsection of ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement; provided, however, that with respect to disclosure intended to qualify Section 3.04 (Noncontravention), Section 3.05 (Capitalization), Section 3.06 (Financial Matters), Section 3.22 (Litigation), Section 4.04 (Noncontravention), Section 4.05 (Title) or Section 5.04 (Noncontravention), such disclosure must be specifically set forth on the corresponding numbered and lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively.

(d) No reference to or disclosure of any item or other matter in any Disclosure Schedule (or any section thereof) shall be construed as an admission or indication that such item is required to be referred to or disclosed in any other Disclosure Schedule (or any section thereof).  Inclusion of any item in a Disclosure Schedule (or any section thereof) does not constitute a determination by the Sellers that such item is material and shall not be deemed to establish a standard of materiality.

ARTICLE II.

PURCHASE AND SALE; CLOSING.

Section 2.01. Purchase and Sale of Target Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances and Buyer shall purchase from each of such Sellers, all of the outstanding Target Shares held by such Sellers.

Section 2.02. Closing Purchase Price.  The aggregate consideration for the purchase and sale of the Target Shares and the cancellation of all other Equity Interests in each of the Acquired Companies at Closing will be equal to an amount in cash (such aggregate consideration, the “Closing Purchase Price”) calculated as follows:

(a) CAD$60,000,000;

(b) less the Closing Debt Amount (but excluding from the Closing Debt Amount the aggregate amount of (i) the Letters of Credit and (ii) the Intercompany Loans);

(c) less the amount of any Seller Transaction Expenses not otherwise paid by Sellers prior to the Closing Date;

(d) less or plus (as applicable) the Net Working Capital Adjustment Amount, if any;

(e) less the Escrow Amounts;

(f) plus the Cash Adjustment Amount, if any.

The Closing Purchase Price shall be subject to adjustment in accordance with Section 2.05 and Section 2.07 (the Closing Purchase, as so adjusted, the “Adjusted Purchase Price”.)  All Equity Interests (other than the Target Shares), if any, shall be cancelled at Closing for no further consideration or payment.

Section 2.03. The Closing.  The purchase and sale of the Target Shares (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston St., Boston, Massachusetts, as promptly as practicable following, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII and ARTICLE VIII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the parties hereto (with the Sellers’ Representative acting for all the Sellers).  Subject to the provisions of ARTICLE IX of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

Section 2.04. Estimated Closing Purchase Price; Closing Deliveries and Payments.

(a) Estimated Closing Purchase Price.  The amounts payable at Closing in respect of the Closing Purchase Price under Section 2.04(b)(i) shall be calculated using the estimated Closing Debt Amount, estimated Seller Transaction Expenses, Estimated Net Working Capital, and Estimated Cash Adjustment Amount set forth on the Estimated Closing Statement (the “Estimated Closing Purchase Price”).

(b) Buyer Closing Deliveries and Payments.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(i) to each Seller, an amount in cash equal to the amount set forth opposite such Seller’s name in the Closing Payment Certificate, payable to such Seller by wire transfer of immediately available funds to the account or accounts of such Seller designated in the Closing Payment Certificate; provided, however, that the aggregate payments pursuant to this clause shall not exceed the Estimated Closing Purchase Price;

(ii) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amounts;

(iii) to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Debt Amount, the amount payable to such Person as specified in the Closing Payment Certificate; and

(iv) to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Seller Transaction Expenses, the amount payable to such Person as specified in the Closing Payment Certificate.

The appropriate withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement or the Escrow Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld.  To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c) Sellers Closing Deliveries.  Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall deliver or cause to be delivered at the Closing to Buyer, with respect to all Target Shares to be purchased and sold by such Seller hereunder, certificates representing all of such Target Shares, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer.

Section 2.05. Closing Purchase Price Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement.  The Sellers shall cause the Acquired Companies to prepare in good faith and provide to Buyer no later than three Business Days prior to the Closing Date an estimated consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date and without giving effect to the Contemplated Transactions (as the same may be adjusted in response to any comments of Buyer and its Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail their good faith estimates of the Closing Debt Amount, Net Working Capital, and the Cash Adjustment Amount, each as derived from the Estimated Closing Balance Sheet, and the Seller Transaction Expenses (as the same may be adjusted in response to any comments of Buyer and its Representatives provided prior to the Closing, the “Estimated Closing Statement”).  The Estimated Closing Balance Sheet and the Acquired Companies’ good faith estimate of Net Working Capital (the “Estimated Net Working Capital”) and the Cash Adjustment Amount (the “Estimated Cash Adjustment Amount”) contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles.  Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Sellers shall cause the Acquired Companies to provide Buyer and its Representatives access to the books, records and other information (including work papers) of the Acquired Companies as any of the foregoing may reasonably request in order to review the Estimated Closing Balance Sheet and the Estimated Closing Statement.  Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by Buyer and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b) Proposed Final Closing Balance Sheet and Proposed Final Closing Statement.  After the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date and without giving effect to the Contemplated Transactions (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Debt Amount, the Seller Transaction Expenses, Net Working Capital and the Cash Adjustment Amount (the “Proposed Final Closing Statement”).  The Proposed Final Closing Balance Sheet and the determination of Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles.  The Sellers’ Representative and its Representatives shall have reasonable access to the work papers and other books and records of the Acquired Companies for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(c) Dispute Notice.  The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, the Seller Transaction Expenses, Net Working Capital and the Cash Adjustment Amount reflected thereon) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the tenth (10th) Business Day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.  Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Net Working Capital.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the date on which Buyer receives the Dispute Notice.  Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by the Sellers’ Representative as forming the basis of such disagreement.

(d) Resolution of Disputes.  Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith.  Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.05(c), either Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by Buyer and the Sellers’ Representative (the “Accounting Firm”).  In the event that an accounting firm has not been selected by mutual agreement of Buyer and the Sellers’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, the Accounting Firm shall be Deloitte & Touche LLP.  The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement by determining whether the positions of Buyer or the Sellers’ Representative are, on the whole, more accurate and, based on such determination, adopting either all of the positions set forth by Buyer or all of the positions set forth by the Sellers’ Representative.  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision.  All of the fees and expenses of the Accounting Firm shall be borne by the Sellers (in the event that Buyer’s positions are adopted by the Accounting Firm) or the Acquired Companies (in the event that the Sellers’ Representative’s positions are adopted by the Accounting Firm).  The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties.  As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.05, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement,” respectively.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(e) Closing Purchase Price Adjustment.  If (A) the Net Working Capital (as finally determined pursuant to this Section 2.05 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the Estimated Net Working Capital Adjustment by more than CAD$50,000 or (B) the Closing Debt Amount, the Seller Transaction Expenses, or the Cash Adjustment Amount (as finally determined pursuant to Section 2.05 and as set forth in the Final Closing Statement) is different than the estimated amounts set forth in the Estimated Closing Statement, then the Closing Purchase Price shall be recalculated using such final figures in lieu of the estimated figures thereafter set forth in the Estimated Closing Statement, and the amount, if any, by which such estimated Closing Purchase Price paid at Closing in accordance with Section 2.02 (i) exceeds such recalculated final Closing Purchase Price shall be released to Buyer from the Adjustment Escrow Account in accordance with the provisions of the Escrow Agreement or (ii) is less than such recalculated final Closing Purchase Price shall be paid (or caused to be paid) by Buyer to the Sellers’ Representative by wire transfer in immediately available funds.  To the extent the amount of any payment required pursuant to clause (i) of the preceding sentence exceeds the Adjustment Escrow Amount pursuant to this Section 2.05(e), each Seller will pay (or caused to be paid) to the Acquired Companies an amount equal to such Seller’s Pro Rata Percentage of such excess amount by wire transfer in immediately available funds.  To the extent that such recalculated final Closing Purchase Price results from an excess of the Closing Debt Amount as compared with the estimate thereof set forth in the Estimated Closing Statement, Buyer shall pay to each Person entitled to receive a portion of such excess as represented by the Sellers' Representative, in a written certificate delivered by the Seller’s Representative to Buyer (which certificate shall specify the amount payable to, and the payment instructions for, each such Person), the amount payable to such Person; provided, that such  payments in respect of such excess shall in the aggregate not exceed the additional amount deducted from the final recalculated Closing Purchase Price resulting from the recalculated Closing Debt Amount.  Any portion of the Accounting Firm’s fees and any expenses payable hereunder by the Sellers shall also be released from the Adjustment Escrow Account to the extent then available or, if such funds are exhausted, directly from each Seller in accordance with their Pro Rata Percentages.  Any payments pursuant to this Section 2.05(e) shall be treated by all parties for tax purposes as adjustments to the purchase price.

(f) Payments; Offset.  Any payment due pursuant to Section 2.05(e) shall be made within fifteen (15) Business Days after the final amount thereof has been determined in accordance with this Section 2.05.  In the event that any Seller fails to pay any amounts due from such Seller pursuant to Section 2.05(e), Buyer may, at its sole option and election, in addition to any other remedies available to it at law or in equity, (i) setoff and apply any and all such amounts payable by such Seller against the Earnout Payment and any Milestone Payment in respect of the Earnout Payment that is or may become due and payable to the Sellers pursuant to Section 2.07 and (ii) cause such amounts to be released to Buyer from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement.  Any payments pursuant to Section 2.05(e) or setoffs pursuant to this Section 2.05(f) shall be treated by all parties for tax purposes as adjustments to the purchase price.

Section 2.06. Escrow.     At Closing, Buyer will (in accordance with Section 2.04(b)(ii)) deliver a portion of the Closing Purchase Price equal to the Indemnification Escrow Amount and the Adjustment Escrow Amount to the Escrow Agent.  The Escrow Amounts shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and any amount released to Sellers pursuant to the terms of the Escrow Agreement shall be returned to each Seller in accordance with such Seller’s Pro Rata Percentage of such amounts.

Section 2.07. Earnout Payment.  In addition to the Closing Purchase Price and subject to the terms and conditions set forth herein, each Seller shall be eligible to receive such Seller’s Pro Rata Percentage of an earnout payment not to exceed the Maximum Earnout Amount from Buyer (the “Earnout Payment”).

(a) Target Earnings Statements.  Within forty-five (45) days following the Measurement Period End Date of each of 2013, 2014 and 2015, Buyer will provide to the Sellers a statement calculating the Target Earnings for the period commencing on the Earnout Commencement Date and ending on the Measurement Period End Date of such calendar year in accordance with the terms and conditions in this Agreement (respectively, the “2013 Target Earnings Statement”, “2014 Target Earnings Statement”, “2015 Target Earnings Statement” and, collectively, the “Target Earnings Statements”).

(b) Earnout Payment Dispute Resolution Notice.  Each Target Earnings Statement will be final, conclusive and binding upon the parties upon confirmation in writing from the Sellers’ Representative or, if no such confirmation is received, unless the Sellers’ Representative provides a written notice (the “Earnout Payment Statement Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers’ Representative of the relevant Target Earnings Statement.  Any Earnout Payment Statement Dispute Notice must set forth in reasonable detail (i) any item on the relevant Target Earnings Statement that the Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the relevant Target Earnings Statement.  Any Earnout Payment Statement Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by the Sellers’ Representative as forming the basis of such disagreement.

(c) Resolution of Disputes.  Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Earnout Payment Statement Dispute Notice in good faith.  Beginning ten (10) Business Days after delivery of any Earnout Payment Statement Dispute Notice pursuant to Section 2.06(b), either Buyer or the Sellers’ Representative may provide written notice to the other (the “Earnout Payment Statement Dispute Submission Notice”) that it elects to submit the disputed items to the Accounting Firm.  In the event that an Accounting Firm has not been selected by mutual agreement of Buyer and the Sellers’ Representative within ten (10) Business Days following the giving of the Earnout Payment Statement Dispute Submission Notice, each of Buyer and the Sellers’ Representative shall promptly select an accounting firm within twenty (20) Business Days of the giving of the Earnout Payment Statement Dispute Submission Notice, failing which the Accounting Firm shall be Deloitte & Touche LLP.  The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Earnout Payment Statement Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement by determining whether the positions of Buyer or the Sellers’ Representative are, on the whole, more accurate and, based on such determination, adopting either all of the positions set forth by Buyer or all of the positions set forth by the Sellers’ Representative.  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision.  All of the fees and expenses of the Accounting Firm shall be borne by the Sellers (in the event that Buyer’s positions are adopted by the Accounting Firm) or the Acquired Companies (in the event that the Sellers’ Representative’s positions are adopted by the Accounting Firm).  The decision of the Accounting Firm with respect to the disputed items of the Target Earnings Statements submitted to it will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(d) Payment of Earnout Payment.  Upon completion of the Earnout Period, within ten (10) Business Days following the determination that the Target Earnings Statements are final, conclusive and binding pursuant to either Section 2.06(b) or Section 2.06(c), Buyer shall pay (or cause to be paid) to each Seller by wire transfer of immediately available funds to such accounts as may be designated in writing by the Sellers Representative to Buyer (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Sellers) such Seller’s Pro Rata Percentage of an Earnout Amount that shall be equal to:

(A) CAD$35,000,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to the Cumulative Target;

(B) CAD$32,400,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 95%, but less than the Cumulative Target;

(C) CAD$29,800,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 90%, but less than 95%, of the Cumulative Target;

(D) CAD$27,100,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 85%, but less than 90%, of the Cumulative Target;

(E) CAD$24,500,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 80%, but less than 85%, of the Cumulative Target;

(F) CAD$21,900,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 75%, but less than 80%, of the Cumulative Target;

(G) CAD$19,300,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 70%, but less than 75%, of the Cumulative Target;

(H) CAD$16,600,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 65%, but less than 70%, of the Cumulative Target;

(I) CAD$14,000,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 60%, but less than 65%, of the Cumulative Target;

(J) CAD$11,400,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 55%, but less than 60%, of the Cumulative Target; and

(K) CAD$8,800,000 if Target Earnings reported in the Target Earnings Statements are greater than or equal to 50%, but less than 55%, of the Cumulative Target.

If the Target Earnings reported in the Target Earnings Statements are less than 50% of the Cumulative Target, the Sellers shall not be entitled to an Earnout Payment.  As used herein, the term “Cumulative Target” shall mean Ninety-Four Million Two Hundred Thousand Dollars (CAD$94,200,000).  Notwithstanding anything to the contrary contained in this Agreement, the Earnout Payment payable pursuant to this Section 2.07(d) shall be reduced by the amount of any Milestone Payments made pursuant to Section 2.07(e).  Any payments pursuant to this Section 2.07(d) shall be treated by all parties for tax purposes as adjustments to the purchase price.

(e) Milestone Payments.  Prior to the end of the Earnout Period, each of the Sellers shall be entitled to receive and shall be paid its Pro Rata Percentage of one or more interim payments in respect of an Earnout Payment subject to the following terms and in an amount that shall be equal to:

(i) CAD$15,000,000 if the Target Earnings for the period commencing on the Earnout Commencement Date and ending on the Measurement Period End Date for the 2013 calendar year equal or exceed CAD$34,600,000 (the “2013 Milestone Payment”); and

(ii) (x) CAD$25,000,000 minus (y) the 2013 Milestone Payment made pursuant to clause (i) above, if any, if the Target Earnings for the period commencing on the Earnout Commencement Date and ending on the Measurement Period End Date for the 2014 calendar year equal or exceed CAD$61,300,000 (the “2014 Milestone Payment” and together with the 2013 Milestone Payment, the “Milestone Payments”).

(iii) Any Milestone Payment due to the Sellers pursuant to this Section 2.07(e) shall be paid within 10 Business Days following the date upon which the Target Earnings Statement for the applicable period is final, binding and conclusive pursuant to either Section 2.07(b) or Section 2.07(c).  For the avoidance of doubt, any such Milestone Payments paid to the Sellers shall represent payment of a portion of the Maximum Earnout Amount.  Any payments pursuant to Section 2.07(d) and Section 2.07(e) shall be treated by all parties for tax purposes as adjustments to the purchase price.

(f) Obligations of Parties During Earnout Period.  During the Earnout Period Buyer shall have absolute discretion with respect to decisions relating to the Business and the conduct thereof; provided, that all such decisions shall be made in good faith and not for the principle purpose of avoiding any payment obligation under this Section 2.07.  Notwithstanding the foregoing, during the Earnout Period:

(i) Buyer shall cause the Canadian Operations to maintain existence as a distinct business with separate accounts and such other safeguards to the extent necessary to allow for the calculation of Target Earnings;

(ii) There shall be no upcharge in FOB cost of products to the Canadian Operations;

(iii) The Canadian Operations shall have no obligations to service any “mass channel” customers (other than Costco) in Canada including Walmart and Target; provided, however, that the Sellers and other employees of the Canadian Operations shall make themselves available to Buyer or Parent and their respective Affiliates for purposes of providing consulting services or other advice with respect to servicing such customers.

(iv) The Canadian Operations will not make expenditures for charitable contributions.

(g) Recovery of Losses under Currency Forward Contracts.  In addition to any amounts otherwise payable under this Section 2.07, if upon completion of the Earnout Period the Target Earnings reported in the final Target Earnings Statements exceed the Cumulative Target by at least $2 million, then within ten (10) Business Days following the determination that the Target Earnings Statements are final, conclusive and binding pursuant to either Section 2.06(b) or Section 2.06(c), Buyer shall pay (or cause to be paid) to each Seller by wire transfer of immediately available funds to such accounts as may be designated in writing by the Sellers’ Representative to Buyer (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Sellers) such Seller’s Pro Rata Percentage of an amount equal to the amount of the losses incurred by the Acquired Companies in respect of the Currency Forward Contracts that was taken into account in determining the Closing Purchase Price pursuant to Section 2.02(b) (as adjusted pursuant to Section 2.05) plus interest on such amount, compounded annually and accruing immediately following the Closing until termination of the Earnout Period, at a rate equal to the average Parent Rate during the Earnout Period (provided, however, that for purposes of this Section 2.07(g) the Parent Rate shall not exceed 5% (five percent)).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING

THE ACQUIRED COMPANIES.

The Sellers hereby severally and not jointly and severally represent and warrant to Buyer and acknowledge and confirm that the Buyer is relying upon the representations and warranties in connection with the purchase by the Buyer of the Target Shares that the statements contained in this ARTICLE III are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the Sellers’ Disclosure Schedules.

Section 3.01. Organization.  Section 3.01 of the Sellers’ Disclosure Schedules sets forth for each Acquired Company its name and jurisdiction of organization.  Each Acquired Company is duly organized, validly incorporated and existing and in good standing under the laws of its jurisdiction of organization.  Each Acquired Company is duly qualified or registered to do business and in good standing in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify or register except where the failure to so qualify or register has not had, and would not reasonably be expected to have, a Material Adverse Effect.  The Acquired Companies have delivered to Buyer (a) accurate and complete copies of the Organizational Documents of each Acquired Company and (b) the minute books of each Acquired Company, which contain records of all meetings held of, and other actions taken by, the shareholders, partners, members or other holders of Equity Interests in such Acquired Company, the Boards of Directors (or equivalent) of each such Acquired Company and each committee thereof.  Section 3.01 of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of all Predecessors of the Acquired Companies.

Section 3.02. Power and Authorization.

(a) Contemplated Transactions.  Each of the Acquired Companies that is, or will be at Closing, a party to this Agreement or any Ancillary Agreement, has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement.  Each of the Acquired Companies that is, or will be at Closing, a party to this Agreement or any Ancillary Agreement, has duly authorized by all necessary action on the part of the Board of Directors (or equivalent) or the shareholders (or other holders of Equity Interests) of such Acquired Company, the execution, delivery and performance of this Agreement and each such Ancillary Agreement by such Acquired Company.  This Agreement and each Ancillary Agreement to which any Acquired Company is, or will be at Closing, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by each Acquired Company that is, or will be at Closing, a party thereto and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of each such Acquired Company, Enforceable against each such Acquired Company in accordance with its terms.

(b) Conduct of Business.  Each Acquired Company has all requisite power and authority necessary to own, lease, operate, use and otherwise commercially exploit its Assets and carry on the Business as is now being conducted by it.

Section 3.03. Authorization of Governmental Authorities.  Except as disclosed in Section 3.03 of the Sellers’ Disclosure Schedules, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of any Acquired Company or in respect of any Acquired Company, the Business or any Assets of any Acquired Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party or (b) the consummation of the Contemplated Transactions by the Sellers or the Acquired Companies.

Section 3.04. Noncontravention.  Except as disclosed in Section 3.04 of the Sellers’ Disclosure Schedules, none of the authorization, execution, delivery or performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party, nor the consummation of the Contemplated Transactions, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed in Section 3.03 of the Sellers’ Disclosure Schedules, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to an Acquired Company, the Business or any Assets of any Acquired Company; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, interests, duties, properties or assets of any Acquired Company under, any of the terms, conditions or provisions of (i) any Permit applicable to or otherwise affecting any Acquired Company, the Business or any Assets of any Acquired Company, except where such conflict, breach, violation, default, termination, acceleration or other event has not had and would not reasonably be expected to have, a Material Adverse Effect, or (ii) any Contractual Obligation or IP Contract, except where such conflict, breach, violation, default, termination, acceleration or other event has not had and would not reasonably be expected to have, a Material Adverse Effect, or (iii) the Organizational Documents of any Acquired Company.

Section 3.05. Capitalization of the Acquired Companies.

(a) Authorized and Outstanding Equity Interests.  The entire authorized capital stock (or, where applicable, other Equity Interests) of each Acquired Company is as set forth in Section 3.05 of the Sellers’ Disclosure Schedules.  All of the outstanding Equity Interests of the Acquired Companies are held of record and beneficially owned by the Persons in the respective amounts set forth in Section 3.05 of the Sellers’ Disclosure Schedules.  Except as set forth in Section 3.05 of the Sellers’ Disclosure Schedules, none of the Acquired Companies has any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests).  The Acquired Companies have delivered to Buyer accurate and complete copies of the share register (or equivalent records) of each Acquired Company, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of each Acquired Company.  All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each Acquired Company have been duly authorized, validly issued and are fully paid and non-assessable.

(b) Encumbrances on Equity Interests, etc.  The Target Companies are the record owner of all of the Equity Interests of each of the Subsidiaries reflected as being owned by the Target Company or such Subsidiary in Section 3.05 of the Sellers’ Disclosure Schedules and holds such Equity Interests free and clear of all Encumbrances except as disclosed in Section 3.05 of the Sellers’ Disclosure Schedules.  Except as disclosed in Section 3.05 of the Sellers’ Disclosure Schedules:  (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Acquired Company, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company which obligates an Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any Acquired Company and (iv) there are no existing rights with respect to registration of any Equity Interests in any Acquired Company on a public securities exchange.

Section 3.06. Financial Matters.

(a) Financial Statements.  Attached as Exhibit F are copies of each of the following:

(i) the audited combined balance sheets of the BT Subsidiaries as of June 30, 2010 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”), and June 30, 2009, and the related audited combined statements of income, cash flow and changes in stockholders’ equity of the BT Subsidiaries for the fiscal years then ended, accompanied by any notes thereto and the reports of the BT Subsidiaries’ independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii) the unaudited combined balance sheet of the BT Subsidiaries as of March 31, 2011 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited combined statement of income, cash flow and changes in stockholders’ equity of the BT Subsidiaries for the twelve (12)  months then ended (the “Interim Financials”);

(iii) the unaudited balance sheet of the BT Subsidiaries as of March 31, 2011 (the “Interim Financials of the BT Subsidiaries”) and together with the Interim Financials, the Audited Financials and the Updated Financials delivered pursuant to Section 6.03(b), the “Financials”).

(b) Compliance with Canadian GAAP, etc.  Except as disclosed in Section 3.06(b) of the Sellers’ Disclosure Schedules, the Financials (including any notes thereto) (i) were, or will be in the case of the Updated Financials, prepared in accordance with the books and records of the BT Subsidiaries, (ii) have been, or will be in the case of the Updated Financials, prepared in accordance with Canadian GAAP, consistently applied (subject to the fact that the statements are combined and not consolidated, and as such, are not in accordance with Canadian GAAP and also subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financials) and (iii) fairly present the combined financial position of the BT Subsidiaries as of the respective dates thereof and the combined results of the operations of the BT Subsidiaries and changes in financial position for the respective periods covered thereby.

(c) Absence of Undisclosed Liabilities.  Except as disclosed in Section 3.06(c) of the Sellers’ Disclosure Schedules, no Acquired Company has any material Liabilities except for (i) Liabilities set forth on the face of the Audited Balance Sheet or specifically described in the notes thereto and (ii) Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date, (iii) any obligation under any Contractual Obligation that is not required by Canadian GAAP to be set forth on the face of a consolidated balance sheet of the Acquired Companies and (iv) Liabilities that are less than CAD$100,000 in aggregate amount.

(d) Banking Facilities.  Section 3.06(d) of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which an Acquired Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by an Acquired Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

(e) No Assets or Liabilities of Target Companies.  The Target Companies conduct no operations or activities other than their ownership of the shares of the BT Subsidiaries and have no assets other than the BT Subsidiaries and have no Liabilities.

Section 3.07. Absence of Certain Developments.  Since the Audited Balance Sheet Date through the date hereof, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed in Section 3.07 of the Sellers’ Disclosure Schedules (which are arranged in subsections lettered (a) to (v) to correspond to the subsections of this Section 3.07):

(a) none of the Acquired Companies has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b) none of the Acquired Companies has entered into, terminated or amended any Material Company Contract other than in the Ordinary Course of Business;

(c) none of the Acquired Companies has become liable in respect of any Guarantee or has incurred, assumed or otherwise become liable in respect of any Debt;

(d) none of the Acquired Companies has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) none of the Acquired Companies has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of such Seller (other than payments made to officers, managers and employees in the Ordinary Course of Business);

(f) there has been no material loss, destruction, damage, abandonment, forfeiture, or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(g) none of the Acquired Companies has increased the Compensation or benefits payable or paid, whether conditionally or otherwise, to (i) any current or former employee, director, independent contractor or agent other than in the Ordinary Course of Business, (ii) any manager, officer or employee with annualized Compensation in excess of CAD$100,000 or (iii) any Seller or any Affiliate of any such Seller;

(h) none of the Acquired Companies has entered into any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis or otherwise providing Compensation or other benefits to any officer, manager, employee, independent contractor or other agent or service provider, or hired or engaged any (A) officer or (B) employee, consultant or independent contractor with annualized base salary or base compensation in excess of CAD$100,000;

(i) none of the Acquired Companies has adopted or amended any collective agreement or other agreement with a labor union;

(j) none of the Acquired Companies has instituted any new, or modified any existing, severance or termination pay or benefits practices or entered into any Contractual Obligation with any current or former employee, director, independent contractor or agent entitling such person to a Change of Control Payment;

(k) none of the Acquired Companies has made any change in its methods of accounting or accounting practices (including with respect to reserves);

(l) none of the Acquired Companies has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Action in respect of Taxes, entered into any Contractual Obligation in respect of Taxes with any Governmental Authority, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies or taken any action that would have the effect of increasing the Tax Liability of any Acquired Company after the Closing Date;

(m) none of the Acquired Companies has terminated or closed any facility, business or operation, terminated a Real Property Lease (or any material agreement that relates to any Leased Real Property), entered into a new lease for real property or any material agreement that relates to any Leased Real Property or acquired (or executed a binding agreement to acquire) any real property;

(n) none of the Acquired Companies has adopted, modified, suspended or terminated any Company Plan, other than modifying Company Plans as required by an applicable Legal Requirement, or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Plan;

(o) none of the Acquired Companies has written up or written down any of its material Assets;

(p) there has not been any transfer, waiver or release (by way of a license, Contractual Obligation, assignment or otherwise) to or Encumbrance by any Person of Company Intellectual Property Rights other than grants of non-exclusive licenses to customers of the Acquired Companies in the Ordinary Course of Business consistent with past practices with respect to Intellectual Property Rights and Company Technology;

(q) there has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the IP Contracts;

(r) none of the Acquired Companies has made or agreed or determined to make any write-off, write-down or revaluation of any of the Intellectual Property Rights of the Acquired Companies or any change in any reserves or Liabilities associated therewith;

(s) none of the Acquired Companies has mortgaged, pledged or subjected to a lien any of their Intellectual Property Rights or Company Technology;

(t) none of the Acquired Companies has transferred, abandoned, forfeited, or otherwise disposed of or lost the use of any material Company Intellectual Property Right or Company Technology, other than in the Ordinary Course of Business;

(u) the Acquired Companies have not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.07; and

(v) no Material Adverse Effect has occurred.

Section 3.08. Debt; Guarantees.  The Acquired Companies have no Liabilities in respect of Debt except as set forth in Section 3.08 of the Sellers’ Disclosure Schedules.  For each item of Debt, Section 3.08 of the Sellers’ Disclosure Schedules correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contractual Obligations governing all related Encumbrances).  Except as set forth in Section 3.08 of the Sellers’ Disclosure Schedules, no Acquired Company has any Liability in respect of a Guarantee of any Debt or other Liability of any other Person (other than another Acquired Company).

Section 3.09. Assets.

(a) Ownership of Assets and Permitted Encumbrances.  One or more of the Acquired Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease, license, or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use and otherwise commercially exploit, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, that are owned or purported to be owned by an Acquired Company or that are used or exploited in the Business, including all Assets reflected in the Audited Balance Sheet or acquired after the Audited Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the Audited Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”).  Except as disclosed in Section 3.09(a) of the Sellers’ Disclosure Schedules, none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b) Condition of Tangible Assets.  All of the material fixtures and other material improvements to the Real Property included in the Assets (including any Facilities) and all of the material tangible personal property other than inventory included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(c) Investments.  Except as set forth in Section 3.09(c) of the Sellers’ Disclosure Schedules, no Acquired Company (i) controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person that is not a Subsidiary of the Acquired Companies or (ii) is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Sellers’ Disclosure Schedules sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property,” and, as the context may require, the “Real Property”).  Section 3.10(a) of the Sellers’ Disclosure Schedules also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the street address or partial legal description (as available), date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation and each amendment, modification or supplement thereto (the “Real Property Leases”).  None of the Acquired Companies owns (or has ever owned) a fee interest in any real property.

(b) Except as set forth in Section 3.10(b) of the Sellers’ Disclosure Schedules, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Real Property and there is no Person (other than any Acquired Company) in possession of any of the Real Property.  Complete and correct copies of the Real Property Leases have been provided to Buyer.  The Acquired Companies have not waived, or to the Target Companies’ Knowledge, omitted to take any action in respect of any rights under the Real Property Leases where the loss of such right would have a Material Adverse Effect on the Business.

(c) No eminent domain or condemnation Action is pending or, to the Target Companies’ Knowledge, threatened, that would preclude or materially impair the use of the Material Real Property.  To the Target Companies’ Knowledge, none of the Acquired Companies’ current use of the Material Real Property violates in any material respect any restrictive covenant of record that affects the Material Real Property.

(d) To the Target Companies’ Knowledge, each Acquired Company has a valid leasehold estate in its respective Leased Real Property, in all cases free and clear of all Encumbrances except for Permitted Encumbrances.  None of the applicable Acquired Companies and to the Knowledge of the Target Companies, no other party, is in material breach of or default under the terms of any Real Property Lease (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) or has received any notice of default, termination or non-renewal under any Real Property Lease.  Each Real Property Lease is a valid and binding obligation of the Acquired Company or one of its Subsidiaries, Enforceable in accordance with its terms.

(e) A true and correct copy of each Real Property Lease and any related (i) notices or memoranda of lease, (ii) subordination, non-disturbance and attornment agreements, (iii) estoppel certificates and (iv) material correspondence and agreements (including any reciprocal easement agreements) related thereto has been made available to Buyer as of the date of this Agreement.

(f) To the Target Companies’ Knowledge, no Leased Real Property is subject to a leasehold mortgage or a construction mortgage and none of the fixtures or equipment owned by an Acquired Company and located at any Leased Real Property is subject to a Lien under the Construction Lien Act (Ontario).

(g) To the Target Companies’ Knowledge, there are no restrictive covenants, municipal by-laws or other laws which in any way prohibit or restrict the use of the Real Properties for the purposes for which they are presently being used, and the Acquired Companies have received no notice and are not aware of any proposed changes to the official plan or zoning by-laws affecting the Real Properties which will materially and adversely affect or prohibit such uses.

Section 3.11. Intellectual Property.

(a) Company IP.  Except as disclosed in Section 3.11(a) of the Sellers’ Disclosure Schedules, the Acquired Companies own all rights, title and interest in and to, or are licensed or otherwise possesses a valid and Enforceable right to use under an Inbound IP Contract, all Technology and all Intellectual Property Rights used in the business of the Acquired Companies, free and clear of any Encumbrances other than licenses granted in Outbound IP Contracts identified in Section 3.11(d) of the Sellers’ Disclosure Schedules and other than restrictions imposed by Inbound IP Contracts.  Except with respect to the Technology and Intellectual Property Rights licensed under the Outbound IP Contracts identified in Section 3.11(d) of the Sellers’ Disclosure Schedules, the Acquired Companies have not granted any exclusive licenses of Intellectual Property Rights owned or controlled by an Acquired Company to third parties.

(b) Infringement.  Except as disclosed in Section 3.11(b) of the Sellers’ Disclosure Schedules, none of the Acquired Companies (i) has received any material charge, complaint, claim, demand, or notice alleging interference, infringement, depreciation, dilution (to the extent applicable and as such term is understood in the United States), misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (ii) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, depreciation, dilution (to the extent applicable and as such term is understood in the United States), misappropriation or violation with respect to any Intellectual Property Rights.  To the Knowledge of the Target Companies, the operation of the Business does not conflict with or infringe the Intellectual Property Rights of others.  Except as disclosed in Section 3.11(b) of the Sellers’ Disclosure Schedules, to the Target Companies’ Knowledge, no Person is currently interfering with, infringing upon, diluting, misappropriating or violating any Company Intellectual Property Rights owned by the Acquired Companies.

(c) Scheduled Intellectual Property Rights.  Section 3.11(c) of the Sellers’ Disclosure Schedules identifies all patents, patent applications, registered marks and copyrights, applications for mark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to an Acquired Company (collectively, the “Company Registrations”).  For purposes of this Agreement, all items listed in Section 3.11(c) of the Sellers’ Disclosure Schedules shall be called “Scheduled Intellectual Property Rights”.  Section 3.11(c) of the Sellers’ Disclosure Schedules specifically identifies those items of Company Registrations that are exclusively licensed to an Acquired Company, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed.  Section 3.11(c) of the Sellers’ Disclosure Schedules includes particulars for each of the Company Registrations.  The Acquired Company identified in Section 3.11(c) of the Sellers’ Disclosure Schedules is the sole and exclusive owner or licensee of each Scheduled Intellectual Property Right, free and clear of Encumbrances, other than Permitted Encumbrances.  For each of the Company Registrations owned by an Acquired Company: (i) all fees required to maintain the Company Registration in full force and effect have been paid; (ii) except as set forth in Section 3.11(c)(ii) of the Sellers’ Disclosure Schedules, all applications are being diligently prosecuted; and (iii) to the Knowledge of the Target Companies, there is no objection or opposition to the Company Registration.

(d) IP Contracts.  Section 3.11(d) of the Sellers’ Disclosure Schedules identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which an Acquired Company uses or licenses any Company Technology or any Company Intellectual Property Rights that any Person besides an Acquired Company owns, excluding licenses for any off-the-shelf software licensed on standard terms used by the Acquired Company (the “Inbound IP Contracts”), (ii) under which an Acquired Company has granted any Person any right or interest in any Intellectual Property Rights or Company Technology owned or controlled by an Acquired Company including any right to use any item of Company Technology (the “Outbound IP Contracts”), or (iii) that otherwise affects the Acquired Companies’ use of or rights in any Company Technology or Intellectual Property Rights of the Acquired Companies (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).  Except as is otherwise disclosed in Section 3.11(d) of the Sellers’ Disclosure Schedules, none of the Acquired Companies owes any royalties or other payments to any Person for the use of any Intellectual Property Rights or Company Technology.  The Acquired Companies have delivered to Buyer accurate and complete copies of each of the IP Contracts as amended or otherwise modified and in effect.  Except as provided in Section 3.11(d) of the Sellers’ Disclosure Schedules, each material Inbound IP Contract is in effect, and the Acquired Companies have not taken or failed to take any action and, to the Knowledge of the Target Companies, no other event has occurred that could subject any such agreement to termination or otherwise cause any such license agreement not to be in effect in the foreseeable future.  Except as provided in Section 3.11(d) of the Sellers’ Disclosure Schedules, the Acquired Companies have paid all royalties due to date under all IP Contracts.  Except as provided in Section 3.11(d) of the Sellers’ Disclosure Schedules, the Acquired Companies are not presently in default and have received no notice of default under any IP Contract.

(e) Protection of Company Intellectual Property Rights and Confidential Information.  The Acquired Companies have taken commercially reasonable steps and precautions (i) to protect the Company Intellectual Property Rights and Company Technology and (ii) to maintain the confidentiality of its trade secrets, know-how and other Company Technology and Company Intellectual Property Rights that, at the relevant time, Company management considered confidential.  To the Knowledge of the Target Companies, there has been no unauthorized disclosure of such confidential information.  Except as set forth in Section 3.11(e) of the Sellers’ Disclosure Schedules, all consultants, independent contractors, joint inventors, joint authors and other Persons who have been retained or engaged directly or indirectly (e.g., through a third-party personnel services agency) by the Acquired Companies to develop, create, or contribute to the development or creation of material Technology or material Intellectual Property Rights that have been used in the Business, have executed Enforceable Contractual Obligations that assign to one of the Acquired Companies all of such Person’s respective rights, including Intellectual Property Rights, relating to their work product and to any implementation or use of such work product in the Business.

(f) Effect of Contemplated Transactions on IP Contracts.  Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the Contemplated Transactions hereby and thereby will trigger a grant of any rights or licenses with respect to the Company Intellectual Property Rights to any Person under any IP Contract.

(g) Privacy and Data Security. The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is and has been in compliance in all material respects with all applicable privacy policies, terms of use, Legal Requirements, and Contractual Obligations applicable to any Acquired Company or to which any Acquired Company is or has been bound.  The Acquired Companies maintain and have maintained policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with Privacy Laws and all other applicable Legal Requirements and Contractual Obligations applicable to any Acquired Company or to which any Acquired Company is bound. To the Knowledge of the Target Companies, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Acquired Companies, (ii) breach of any Acquired Companies’ security procedures wherein confidential information has been disclosed to an unauthorized Person or (iii) disclosure of a trade secret belonging to any Acquired Company to the detriment of any Acquired Company.

(h) Validity and Enforceability.  Except as disclosed in Section 3.11(h) of the Sellers’ Disclosure Schedules, each of the Company Intellectual Property Rights and each item of Company Technology owned by the Acquired Companies is valid and Enforceable and is not subject to any outstanding Governmental Order, and no Action or proceeding (including any opposition, interference or re-examination) is pending or threatened against the Acquired Companies, which challenges the legality, validity, enforceability, use or ownership of such item; and to the Knowledge of the Target Companies, there is no such Governmental Order or Action or proceeding pending or threatened against third-party owners of Company Technology or Company Intellectual Property Rights of which the Acquired Companies are licensees.

Section 3.12. Legal Compliance; Permits.

(a) Legal Compliance.  Except as otherwise disclosed in Section 3.12(a) of the Sellers’ Disclosure Schedules, no Acquired Company is, in any material respect, in breach or violation of, or default under, and no Acquired Company has been since January 1, 2008, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement applicable to the Acquired Companies.

(b) Permits.  Each Acquired Company has been duly granted all material Permits necessary for the operation of the Business as it is presently conducted and the ownership, use and operation of its Assets.  Section 3.12(b) in the Sellers’ Disclosure Schedules describes each material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit.  Except as disclosed in Section 3.12(b) of the Sellers’ Disclosure Schedules, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) no Acquired Company is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Target Companies’ Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 3.13. Financial Controls.   The Acquired Companies have disclosed, based on the most recent evaluation prior to the date of this Agreement, to their auditors and in Section 3.13 of the Sellers’ Disclosure Schedules (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Acquired Companies’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves any Persons who have a significant role in the Acquired Companies’ internal controls over financial reporting. As of the date of this Agreement, no Acquired Company has identified any material weaknesses in the design or operation of internal controls over financial reporting.

Section 3.14. Tax Matters.

(a) Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all applicable Legal Requirements.  All such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full.  No Acquired Company has ever been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Governmental Authority outside Canada and no claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction, and, to the Target Companies’ Knowledge, there is no basis for any such claim to be made.  There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances.

(b) Each Acquired Company has duly and timely collected, deducted, or withheld all Taxes required by any applicable Legal Requirement to be collected, deducted or withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such Taxes, and each Acquired Company has complied with all reporting and recordkeeping requirements.

(c) There is no pending, or to the Target Companies’ Knowledge threatened, claim or Action concerning any Acquired Company in respect of Taxes.  No event has occurred or circumstance exists which may give rise to or serve as a valid basis for the commencement of any such claim or Action.  There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.  All Tax Returns of the Acquired Companies for taxation years ending on or before July 1, 2010 have been assessed by the relevant Governmental Authority. The Acquired Companies have delivered to Buyer accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by an Acquired Company since January 1, 2007.

(d) No Acquired Company has requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which: (i) to file any Tax Return; (ii) to file any elections, designations or similar filings relating to Taxes; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes.  No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.  No Acquired Company is a party to, or otherwise bound by or subject to, any tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written).

(e) The unpaid Taxes of the Acquired Companies (i) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted (including on the Interim Financials and the Updated Financials) for the passage of time through the Closing Date and taken into account in the Final Closing Date Balance Sheet used for purposes of the Net Working Capital adjustment under Section 2.05 in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

(f) No Acquired Company has made any payments, or has been or is a party to any Contractual Obligation that could result in it making payments, that have resulted or would result, separately or in combination with any other payments, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404 or that may be required to be included in the gross income of any service provider to any of the Acquired Companies or the BT Subsidiaries under Code Section 409(A)(1)(A) or 409A(b).

(g) No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return. No Acquired Company has any liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any other provision of federal, provincial, state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) No Acquired Company is a non-resident of Canada for purposes of the Tax Act.  Each Acquired Company has, at all relevant times, been and is a taxable Canadian corporation within the meaning of subsection 89(1) of the Tax Act.

(i) Since June 30, 2010, no Acquired Company has made, amended or revoked any elections in respect of Taxes except as described in Section 3.14(i) of the Sellers’ Disclosure Schedule.  No Acquired Company has entered into agreements contemplated by section 191.3 of the Tax Act.”

(j) No Person (other than Buyer) has ever acquired or had the right to acquire control of any of the Acquired Companies for purposes of the Tax Act.

(k) No Acquired Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other Transfer Tax.

(l) None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied or will apply to the Acquired Companies at any time on or before the Closing.

(m) The Acquired Companies have not received any requirement pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(n) No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in the application, either before, on or after Closing, of section 17 of the Tax Act to the Acquired Companies.  Paragraph 214(3)(a) of the Tax Act has not applied as a result of any transaction or event involving any of the Acquired Companies.  For all transactions between any of the Acquired Companies and any non-resident Person with whom it was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing, the Acquired Companies have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(o) The Acquired Companies are duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Act respecting the Quebec Sales Tax and the registration numbers are: 10057 9697 for Bonnie Togs Limited, 89679 4062 for BTCL and 84375 4391 for TGCC.

(p) No Acquired Company has paid a capital dividend prior to the Closing.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Sellers’ Disclosure Schedules sets out a true, correct and complete list and, where appropriate, a description, of all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, equity, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, welfare-benefit, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefit, fringe, dependent care, legal services, accident, change of control, employment, vacation, incentive, compensation or other employee benefit plan, program, arrangement, agreement, policy or practice, whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of an Acquired Company or to which any Acquired Company is a party for the benefit of any current, former or retired employee, director, officer, shareholder, independent contractor or agent of an Acquired Company, other than government-sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “Company Plans”).

(b) Each Company Plan (i) has been maintained in material compliance with its terms and with the requirements of all applicable Legal Requirements, and (ii) is in good standing in all material respects with respect of such requirements and applicable Legal Requirements.  Each Company Plan that is required to be registered under applicable Legal Requirements is duly registered with the appropriate Governmental Authorities.

(c) All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by an Acquired Company pursuant to the terms of any Company Plan or by applicable Legal Requirements, have been paid, deducted, remitted or performed, as the case may be, in all material respects in a timely fashion and there are no outstanding defaults or material violations with respect to same.

(d) There are no Actions pending or, to the Knowledge of the Target Companies, threatened with respect to any Company Plans (other than routine claims for benefits) and no event has occurred or circumstances exist that could reasonably be expected to result in such a proceeding.

(e) No Company Plan is, nor does any Acquired Company contribute to or have any liability in respect of, a registered pension plan within the meaning of the Tax Act.

(f) The Company has made available to Buyer true, correct and complete copies of the text of all material Company Plans and any related trust agreements, insurance contracts or other documents (including all amendments, restatements or replacements since their establishment) governing those plans, all as amended to the date of this Agreement, and no fact, condition or circumstances exists or has occurred since the date of those documents which would materially affect or change the information contained in them.

(g) No promises or commitments have been made by any Acquired Company to amend any Company Plan, to provide increased benefits or to establish any new benefit plan, except as required by applicable Legal Requirements or as set out in Section 3.15(g) of the Sellers’ Disclosure Schedules.

(h) Except as set forth in Section 3.15(h) of the Sellers’ Disclosure Schedules, the transactions contemplated in this Agreement and in any Ancillary Agreement will not, alone or together with any additional or subsequent event, result in or require any payment or severance, or the funding acceleration, vesting or increase in benefits under any Company Plan or any Change of Control Payment to any current or former employee, director or consultant of an Acquired Company.

(i) No Company Plan provides, nor does any Acquired Company have any obligation to provide, any post-retirement benefits to any current, former or retired employees of any Acquired Company, other than as required by an applicable Legal Requirement.

(j) Except as set forth in Section 3.15(j) of the Sellers’ Disclosure Schedules, each of the Company Plans can be amended or terminated without restrictions.

(k) No Company Plan is subject to the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), including Title IV of ERISA, nor does any Acquired Company have, or could it reasonably expect to have, any liability under ERISA.

Section 3.16. Environmental Matters.  Except as set forth in Section 3.16 of the Sellers’ Disclosure Schedules, (a) the Acquired Companies and their Predecessors are, and have been, in compliance in all material respects with all Environmental Laws, (b) to the Knowledge of the Target Companies there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore leased or otherwise operated or used by an Acquired Company or a Predecessor thereof, (c) to the Knowledge of the Target Companies, the Acquired Companies have complied in all material respects with the provisions of the Transportation of Dangerous Goods Act (Canada) in handling, offering for transport, transporting or importing any Hazardous Substances which are “dangerous goods” under that Act, (d) to the Knowledge of the Target Companies there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site currently or previously owned, occupied or operated by an Acquired Company or a Predecessor thereof, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Acquired Companies have delivered to Buyer accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, environmental studies or assessments, Certificates of Approval and pending Certificates of Approval of each Acquired Company, in each case as amended and in effect.

Section 3.17. Contracts.

(a) Contracts.  Except as disclosed in Section 3.17 of the Sellers’ Disclosure Schedules (which is arranged in subsections numbered (i) to (xiv) to correspond to the subsections of this Section 3.17), no Acquired Company is bound by or a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services other than inventory purchase orders (not subject to other terms and conditions except as set forth in such purchase order) in the Ordinary Course of Business substantially in the form attached hereto as Exhibit G, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments to or by an Acquired Company in excess of CAD$100,000 or aggregate payments to or by an Acquired Company in excess of CAD$100,000;

(ii) except for the Contemplated Transactions, any Contractual Obligation relating to the acquisition or disposition by any Acquired Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);

(iii) any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv) any Contractual Obligation under which an Acquired Company has permitted any Asset to become Encumbered (other than by a Permitted Encumbrance);

(v) any Contractual Obligation (A) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of an Acquired Company;

(vi) any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of any Acquired Company or any Affiliate thereof or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(vii) any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(viii) any Contractual Obligation under which an Acquired Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix) any Employee Material Contractual Obligations with annualized Compensation in excess of CAD$100,000;

(x) any material or exclusive agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation;

(xi) any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;

(xii) any Contractual Obligation, other than Real Property Leases relating to the lease or license of any Asset, including any Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included in Section 3.11(d) of the Sellers’ Disclosure Schedules;

(xiii) any Contractual Obligation under which an Acquired Company has advanced or loaned money to any of its Affiliates or employees other than in the Ordinary Course of Business; and

(xiv) any other Contractual Obligation between an Acquired Company, on the one hand, and any Seller (or Affiliate or Family Member thereof), on the other hand, that will continue in effect after the Closing.

The Acquired Companies have delivered to Buyer accurate and complete copies of each written Contractual Obligation listed in Section 3.17 of the Sellers’ Disclosure Schedules, in each case, as amended or otherwise modified and in effect.  The Acquired Companies have delivered to Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed in Section 3.17 of the Sellers’ Disclosure Schedules.

(b) Enforceability, etc.  Each Contractual Obligation required to be disclosed in Sections 3.10(a), 3.11(d), 3.15, 3.17, 3.19, Section 3.21 or Section 3.23 of the Sellers’ Disclosure Schedules (each, a “Material Company Contract”) is Enforceable against the applicable Acquired Company and, to the Target Companies’ Knowledge, each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Sections 3.03 and 3.04 of the Sellers’ Disclosure Schedules, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(c) Breach, etc.  No Acquired Company or, to the Target Companies’ Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 3.18. Related Party Transactions.  Except for the matters disclosed in Section 3.18 of the Sellers’ Disclosure Schedules, no Seller or Affiliate of any Seller and no officer or director (or equivalent) of any Acquired Company (or, to the Target Companies’ Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by any Acquired Company or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with any Acquired Company since the Audited Balance Sheet Date (other than payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 3.19. Customers and Suppliers.  Section 3.19 of the Sellers’ Disclosure Schedules sets forth a complete and accurate list of (a) the wholesale customers of the Acquired Companies during the fiscal year 12 month period ended on the Audited Balance Sheet Date, indicating the Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies) during the fiscal year 12 month period ended on the Audited Balance Sheet Date, indicating the Contractual Obligations for continued supply from each such supplier.  Since the Audited Balance Sheet Date, except as disclosed in Section 3.19 of the Sellers’ Disclosure Schedules, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or, to the Target Companies’ Knowledge, notified an Acquired Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices changed or paid as the case may be) its relationship with an Acquired Company.

Section 3.20. Change of Control Payments.  Except as disclosed in Section 3.20 of the Sellers’ Disclosure Schedules, there are no Change of Control Payments.

Section 3.21. Labor Matters.

(a) Except for the Contractual Obligations set forth in Section 3.21 of the Sellers’ Disclosure Schedules with annualized Compensation in excess of CAD$100,000 (the “Employee Material Contractual Obligations”), no Acquired Company is a party to, subject to, or affected by:

(i) any written employment Contractual Obligations;

(ii) any verbal employment Contractual Obligations (for the avoidance of doubt, not including any statutorily required obligation or any obligation that exists solely at common law generally applicable to all employees);

(iii) any written Contractual Obligations with an individual acting as an independent or dependant contractor providing services to the Sellers;

(iv) any certification orders; or

(v) any collective agreements.

True, correct and complete copies of the Employee Material Contractual Obligations have been provided to Buyer, and where such Employee Material Contractual Obligation are verbal in nature, true, correct and complete summaries have been provided to Buyer.

(b) No Acquired Company has been subject to a certification order and, to the Knowledge of the Target Companies, no Acquired Company has an employee association.  To the Knowledge of the Target Companies, there are no ongoing union certification drives or pending proceedings for certifying a union for any Acquired Company.

(c) Each Acquired Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and, to the Knowledge of the Target Companies, is not alleged to be in default of, any Employee Material Contractual Obligations. Each of the Employee Material Contractual Obligations is unamended.  No Acquired Company is in breach of any of its obligations thereunder and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Target Shares) which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Employee Material Contractual Obligation.

(d) There has been no Action filed, made or commenced against any Acquired Company in respect of, concerning or affecting its employees.

(e) Each Acquired Company has observed and complied in all material respects with the provisions of all applicable Legal Requirements respecting employment, including, but not limited to, applicable Legal Requirements concerning employment standards, human rights, occupational health and safety, workers’ compensation, labor relations and pay equity.

(f) Except as set out in Section 3.21 of the Sellers’ Disclosure Schedules, there are no Actions, at law or in equity, by any Person (including the Acquired Companies), nor any Actions by or before (or to the Knowledge of the Target Companies any investigation by) any Governmental Authority, pending, or, to the Knowledge of the Target Companies, threatened against or affecting any Acquired Company, the Business or any of the Assets in respect of employment matters.  No event has occurred or circumstance exists that may give rise to or serve as a valid basis for the commencement of any such Action by or against any Acquired Company in respect of employment matters.  No Acquired Company is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has any Acquired Company settled any material claim prior to being sued or prosecuted in respect of it in respect of employment matters.

(g) There are no outstanding or pending decisions, awards or settlements under any applicable employee or employment Legal Requirement that place any obligation upon any Acquired Company to do or refrain from doing any act, or which place a financial obligation upon any Acquired Company.

(h) No Acquired Company has received any written remedial order, notice of offence or conviction under occupational health and safety, pay equity or employment standard applicable Legal Requirement, except in respect of matters that have been settled or remedied since the issuance of such order or notice.  There are no charges or complaints pending, or to the Knowledge of the Target Companies, threatened with respect to or relating to any Acquired Company before any Governmental Authority in relation to unlawful employment or unfair labor practices.  No Acquired Company has received any written notice from any such Governmental Authority responsible for the enforcement of labor or employment Legal Requirements of an intention to conduct an investigation of any Acquired Company or any of its business concerning its employment practices, wages, hours and terms and conditions of employment and no such investigation is, to the Knowledge of the Target Companies, threatened.

(i) Each Acquired Company has satisfied all of its financial obligations under any applicable employment-related Legal Requirements that are owed to the employees and the Governmental Authority having jurisdiction over such matters.

(j) Except as set out in Section 3.21 of the Disclosure Schedule, there is no labor strike, picketing, slow down, work stoppage or lock out, existing, pending or to the Knowledge of the Target Companies, threatened against or directly or indirectly affecting the Business, any Acquired Company or any of the operations of an Acquired Company.  No Acquired Company has experienced any labor strike, picketing, slowdown, work stoppage, lock out or other collective labor action by or with respect to its employees in the last five (5) years.

Section 3.22. Litigation; Governmental Orders.

(a) Litigation.  Except as disclosed in Section 3.22(a) of the Sellers’ Disclosure Schedules, there is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or to the Target Companies’ Knowledge, threatened, nor, to the Target Companies’ Knowledge, is there any reasonable basis for any of the foregoing.  Except as disclosed in Section 3.22(a) of the Sellers’ Disclosure Schedules, there is no Action which an Acquired Company presently intends to initiate.

(b) Governmental Orders.  Except as disclosed in Section 3.22(b) of the Sellers’ Disclosure Schedules, no material Governmental Order has been issued that is applicable to an Acquired Company or its Assets or the Business.

(c) Compliance with Securities Laws.  Since September 14, 2005, the Acquired Companies have been “private issuers” within the meaning of National Instrument 45-106 respecting Prospectus and Registration Exemptions.  All previous issuance, transfer, redemption, or purchase of shares of the Acquired Companies were done in accordance with the then applicable securities legislation and the sale of the Target Shares by Sellers to Buyer will be made in compliance with all applicable securities legislation.

Section 3.23. Insurance.  Section 3.23 of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of all insurance policies by which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2008 (the “Liability Policies”) and, with respect to such Liability Policies under which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business are currently insured (the “Current Liability Policies”), their respective expiration dates.  The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer.  The Acquired Companies have delivered to Buyer accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect.  Section 3.23 of the Sellers’ Disclosure Schedules describes any self-insurance arrangements affecting the Acquired Companies.  The Acquired Companies maintain and have since January 1, 2008 maintained with nationally recognized insurers insurance with respect to their Assets, employees, officers and directors (or equivalent) and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations.  Except as disclosed in Section 3.23 of the Sellers’ Disclosure Schedules, no insurer (a) has denied or disputed coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy.  Except as disclosed in Section 3.23 of the Sellers’ Disclosure Schedules, to the Target Companies’ Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Current Liability Policy.  Except as disclosed in Section 3.23 of the Sellers’ Disclosure Schedules, immediately after the Closing, the Acquired Companies will continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 3.24. No Brokers.  No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

Section 3.25. Competition Act.  The Acquired Companies do not have (i) assets located in Canada or (ii) gross revenues from sales in, from or into Canada that, in the case of either (i) or (ii), in the aggregate exceed CAD$300 million, as determined in accordance with part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 3.26. Pre-Closing Transactions.  The consummation of the Pre-Closing Transactions has not and will not result in any Liability for Buyer or any of its Affiliates or the Acquired Companies.

Section 3.27. Disclosure.  No representation, warranty or statement contained in this ARTICLE III or any disclosure schedule furnished by the Acquired Companies pursuant to this Agreement contains or will contain at Closing any untrue statement of material fact or omits or will omit at Closing to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each individual and corporate Seller severally and not jointly and severally, as to himself, herself or itself only, hereby represents and warrants to Buyer and acknowledges and confirms that the Buyer is relying upon the representations and warranties in connection with the purchase by the Buyer of the Target Shares that the statements contained in this ARTICLE IV are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the Sellers’ Sellers’ Disclosure Schedules.

Section 4.01. Organization.  In the case of each Seller that is not an individual, such Seller is duly organized, validly incorporated and existing in good standing under the laws of the jurisdiction of its organization.

Section 4.02. Power and Authorization.  In the case of each Seller that is not an individual, the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party and the consummation of the Contemplated Transactions by such Seller are within the power and authority of such Seller and, if applicable, have been duly authorized by such Seller by all necessary action on the part of such Seller (and its Board of Directors (or equivalent) and holders of its Equity Interests).  This Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Seller and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Seller, Enforceable against such Seller in accordance with its terms.

Section 4.03. Authorization of Governmental Authorities.  Except as disclosed in Section 4.03 of the Sellers’ Disclosure Schedules, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by such Seller.

Section 4.04. Noncontravention.  Except as disclosed in Section 4.04 of the Sellers’ Disclosure Schedules, neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is, or will be at Closing, a party nor the consummation of the Contemplated Transactions by such Seller will:

(a) assuming the taking of all necessary action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed in Section 4.03 of the Sellers’ Disclosure Schedules, violate any provision of any Legal Requirement applicable to such Seller; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Target Shares of such Seller under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties, (ii) any material Contractual Obligation of such Seller, or (iii) the Organizational Documents of such Seller (if such Seller is not an individual) that could affect the consummation of the Contemplated Transactions or result in any Liability to Buyer or any of its Affiliates or the Acquired Companies.

Section 4.05. Title.  Such Seller is the record and beneficial owner of the outstanding Equity Interests in the Target Companies set forth opposite such Seller’s name in Section 4.05 of the Sellers’ Disclosure Schedules, and such Seller has good and marketable title to such Equity Interests, free and clear of all Encumbrances.  Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Target Shares held by such Seller, free and clear of all Encumbrances.  Immediately following the Closing, Buyer will be the record and beneficial owner of such Target Shares and have good and marketable title to such Target Shares, free and clear of all Encumbrances except as are imposed by Buyer.  Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in an Acquired Company.  Except as disclosed in Section 4.05 of the Sellers’ Disclosure Schedules, such Seller is not a party to, and the Equity Interests in the Target Companies set forth opposite such Seller’s name in Section 4.05 of the Sellers’ Disclosure Schedules are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

Section 4.06. No Brokers.  No Seller has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions.

Section 4.07. Residence.  Such Seller is not a non-resident of Canada within the meaning of the Tax Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers and the Acquired Companies and acknowledges and confirms that the Sellers and the Acquired Companies are relying upon the representations and warranties in connection with the sale by the Sellers of the Target Shares that the statements contained in this ARTICLE V are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the attached Buyer Disclosure Schedules.

Section 5.01. Organization.  Each of Buyer and Guarantor duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.02. Power and Authorization.  The execution, delivery and performance by Buyer and Guarantor of this Agreement and each Ancillary Agreement to which Buyer and Guarantor is, or will be at Closing, a party and the consummation of the Contemplated Transactions by Buyer are within the power and authority of Buyer and Guarantor and have been duly authorized by all necessary action on the part of Buyer and Guarantor.  This Agreement and each Ancillary Agreement to which each of Buyer and Guarantor is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Buyer and Guarantor and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Buyer and Guarantor, Enforceable against Buyer and Guarantor, as the case may be, in accordance with its terms.

Section 5.03. Authorization of Governmental Authorities.  Except as disclosed in Section 5.03 of the Buyer Disclosure Schedules, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer and Guarantor of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by Buyer.

Section 5.04. Noncontravention.  Except as disclosed in Section 5.04 of the Buyer Disclosure Schedules, neither the execution, delivery and performance by Buyer and Guarantor of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed in Section 5.03 of the Buyer Disclosure Schedules, violate any provision of any Legal Requirement applicable to Buyer; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting any of Buyer, Guarantor or their assets or properties, (ii) any material Contractual Obligation of either Buyer or Guarantor, or (iii) the Organizational Documents of Buyer or Guarantor.

Section 5.05. No Brokers.  None of Buyer, Guarantor or any of their Affiliates has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be liable.

Section 5.06. Tax Status.  Buyer is a “taxable Canadian corporation” as defined in section 89(1) of the Tax Act, and is not a non-resident of Canada for the purposes of the Tax Act.

Section 5.07. Buyer Financing.  Buyer has arranged financing, and will have at Closing sufficient funds to pay the Closing Purchase Price in full in cash in accordance with the terms of this Agreement.

Section 5.08. Investment Canada Act.  The Buyer is a WTO investor within the meaning of the Investment Canada Act.

Section 5.09. Litigation.  There is no Action in progress, pending, or to the Buyer’s knowledge, threatened against Buyer or Guarantor, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

Section 5.10. Competition Act.  The Buyer and its Affiliates do not have (i) assets located in Canada or (ii) gross revenues from sales in, from or into Canada that, in the case of either (i) or (ii), in the aggregate exceed CAD$100 million, as determined in accordance with part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 5.11. Disclosure.  No representation, warranty or statement contained in this ARTICLE V or any disclosure schedule furnished by Buyer pursuant to this Agreement contains or will contain at Closing any untrue statement of material fact or omits or will omit at Closing to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS OF THE PARTIES

Section 6.01. Commercially Reasonable Efforts; Notices and Consents.  Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to ARTICLE IX, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions promptly following the date of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII and ARTICLE VIII) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing.

Section 6.02. Operation of the Business.

(a) Conduct of the Business Generally.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE IX, without the prior written consent of Buyer, and with the exception of the items explicitly provided for in this Agreement, the Target Companies shall, and the Target Companies shall cause the other Acquired Companies to:

(i) conduct the Business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;

(ii) use commercially reasonable efforts to maintain the value of the Business as a going concern;

(iii) maintain in effect the insurance coverage described in Section 3.23 of the Sellers’ Disclosure Schedules (or equivalent replacement coverage);

(iv) use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

(v) consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to an Acquired Company; and

(vi) to take all actions, make all filings and pay all fees necessary to maintain all material Intellectual Property Rights owned by an Acquired Company.

(b) Buyer’s Consent.  Without limiting the generality or effect of Section 6.02(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE IX, without the prior written consent of Buyer, the Target Companies shall not, and the Target Companies shall cause the other Acquired Companies to not, take any of the following actions:

(i) take or omit to take any action that would cause the representations and warranties in ARTICLE III to be untrue at, or as of any time prior to, the Closing; and

(ii) take or omit to take any action which, if taken or omitted to be taken between the Audited Balance Sheet Date and the date of this Agreement, would have been required to be disclosed in Section 3.07 of the Sellers’ Disclosure Schedules.

Section 6.03. Access to Premises and Information.

(a) Access.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE IX, the Target Companies shall, and shall cause the other Acquired Companies to, permit Buyer and its Representatives to have full access (at reasonable times and upon reasonable notice) to all Representatives of the Acquired Companies and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Acquired Companies, the Assets or the Business, and to make copies of such books, records, contracts, data, information and documents as Buyer or its Representatives may reasonably request.

(b) Updated Financials.  The Target Companies shall prepare and furnish to Buyer, promptly after becoming available and in any event within ten (10) days of the end of each calendar month, the unaudited consolidated balance sheet of the Acquired Companies, and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Acquired Companies (the “Updated Financials”) for each month following the Most Recent Balance Sheet Date through the Closing Date.

Section 6.04. Notice of Developments.  From the date of this Agreement until the Closing, the Target Companies and the Sellers will give Buyer prompt written notice upon becoming aware of any development that constitutes a Material Adverse Effect, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Target Companies’ or the Sellers’ representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

Section 6.05. Exclusivity.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE IX, neither the Target Companies nor any Seller shall (and the Target Companies and Sellers shall not cause or permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or any other alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.  None of the Sellers shall vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise.  The Target Companies and the Sellers shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.06. Expenses.  Subject to Section 11.05 (relating to Transfer Taxes), each party will pay its own respective financial advisory, legal, accounting and other expenses by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, that all Seller Transaction Expenses incurred by the Acquired Companies will be borne by the Sellers and none of Buyer’s expenses incurred prior to the Closing shall be borne by the Acquired Companies.

Section 6.07. Confidentiality.  Each Seller acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.07.  Accordingly, each Seller hereby severally agrees with Buyer that such Seller, its Affiliates and its and its Affiliate’s Representatives shall not, and that such Seller shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any information involving or relating to the Business or any Acquired Company (other than in the case of a Seller that is a director, officer or employee of an Acquired Company, in the course of fulfilling his or her duties to the Acquired Companies in such capacity) including any information obtained pursuant to Section 6.12 hereunder; provided, that the information subject to this Section 6.07 will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 6.07 will not prohibit any disclosure or retention of copies of records (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer and the Target Companies of such disclosure and a reasonable opportunity is afforded Buyer and the Acquired Companies to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.  Each Seller agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.07 by any of its Affiliates or its or its Affiliates’ Representatives.

Section 6.08. Publicity.  No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer, the Target Companies and the Sellers’ Representative; provided, that the provisions of this Section 6.08 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions, or (c) any disclosure of any information that is already in the public domain.  Notwithstanding the foregoing, without the prior written consent of the Sellers, Buyer (w) may issue a press release announcing the signing of this Agreement, (x) may file a Form 8-K or make any other filing with any regulatory authority required to comply with applicable Legal Requirements, (y) may communicate information that is not confidential to any Seller with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Legal Requirements and each of Buyer and Sellers (z) may disseminate material substantially similar to material included in any press release or other document previously approved for external distribution by the Sellers’ Representative.

Section 6.09. Noncompetition and Nonsolicitation.

(a) For a period commencing (i) on the Closing Date and continuing through the fourth anniversary of the Closing Date, none of the Sellers shall, or shall permit, cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in any business that is competitive with all or any portion of the Business in Canada as it is conducted, or proposed to be conducted by Buyer, on the Closing Date and (ii) on the calendar day immediately following the fourth anniversary of the Closing Date and continuing through the fifth anniversary of the Closing Date, none of the Sellers shall, or shall permit, cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in all or any portion of a Competitive Business in Canada; provided, that in each of clauses (i) and (ii) no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business.  For a period commencing on the Closing Date and continuing through the second anniversary of the Closing Date, the Sellers shall not, and shall not permit, cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Acquired Companies to leave the employ of the Acquired Companies, provided that this shall not prohibit any general solicitation of employees in a newspaper or other publication of general circulation.  In the event that any Seller violates any of the foregoing noncompetition or nonsolicitation provisions, the applicable time limitations shall be deemed to be extended by an amount equal to the duration of any such non-compliance.  Each Seller acknowledges that such Seller has carefully read this Agreement, including this Section 6.09(a), and has given careful consideration to the restraints imposed upon such Seller by this Section 6.09(a) and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Business of Buyer, the Acquired Companies and their respective Affiliates.  Each Seller further acknowledges and agrees that each and every restraint imposed by this Section 6.09(a) is reasonable with respect to subject matter, time period and geographical area, and that the Sellers’ agreement to be bound by the provisions of this Section 6.09(a) is a material inducement to the Buyer to enter into this Agreement.

(b) At the request of any of the Sellers, the Sellers and the Buyer shall execute and deliver an election in the prescribed form (or if a prescribed form is not available, in such other manner as is acceptable to the Canada Revenue Agency) and on a timely basis to apply proposed paragraph 56.4(3)(c) (the “Proposed Legislation”) of the Tax Act (and pursuant to any similar provincial legislation) in respect of the transactions contemplated by this Agreement, to the extent that the applicable Sellers and the Buyer determine that such election is available pursuant to the Proposed Legislation or any final legislation implementing, amending or replacing the Proposed Legislation.  The Sellers shall deliver a draft of such election to the Buyer at least 30 days prior to the date such election is required to be filed and the Buyer shall be entitled to comment upon and to make reasonable changes to such election prior to it being filed.  Notwithstanding the foregoing, the Buyer shall not be required to execute or deliver any such election if as a result of making such election the Buyer would incur any Tax Liability or if the cost to the Buyer of the Target Shares acquired under this Agreement would, for purposes of the Tax Act, be reduced in whole or in part. The Sellers and the Buyer agree that the election shall be filed with the Canada Revenue Agency in the manner specified under the Proposed Legislation or otherwise in accordance with the Tax Act. If the Canada Revenue Agency determines that any additional amount is received or receivable by the Sellers or by a person that does not deal with the Sellers at arm’s length for purposes of the Tax Act in respect of a “restrictive covenant” as that term is defined in the Proposed Legislation, and the Sellers accept such determination, then such amount shall be subject to such election and the Sellers and the Buyer will take all necessary actions to amend or revise such election accordingly.

Section 6.10. Repayment of Related Party Debt.  At or before the Closing, each Seller shall, and shall cause each of its Affiliates, to satisfy all Liabilities such Seller or its Affiliates have to any Acquired Company in respect of any Debt.

Section 6.11. Further Assurances.  From and after the Closing Date, upon the request of either the Sellers’ Representative, Buyer or any Acquired Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.  None of the Sellers shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of an Acquired Company or other Person with whom an Acquired Company has a relationship from maintaining the same relationship with the Acquired Company after the Closing as it maintained prior to the Closing.  Each Seller shall refer all customer inquiries arising out of or relating to the Contemplated Transactions to Buyer from and after the Closing.

Section 6.12. Access.  During the Earnout Period, the Sellers’ Representative shall have access to the Books and Records relating to the Canadian Operations and the calculation of Target Earnings and shall be entitled to, or to appoint a representative to, inspect and make copies (at their own expense) of such Books and Records during normal business hours and upon reasonable notice for the purposes of auditing the calculations of the Milestone Payments and Earnout Payment.

Section 6.13. Directors and Officers Indemnification.  During the Earnout Period and for a period of 2 years after the Earnout Period, Buyer shall not, and shall not permit the Acquired Companies, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in their articles of incorporation or by-laws relating to the exculpation or indemnification of any current or former officer or director in any manner that would adversely affect their rights thereunder (unless required by law).  It is the parties’ intent that the officers and directors of the Acquired Companies continue to be entitled to such exculpation and indemnification to the fullest extent of the law with respect to any act or omission occurring prior to the Closing.  If the Acquired Companies or any successor or assign (i) consolidates or amalgamates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Acquired Companies assume all of the obligations set forth in this Section 6.13.  This Section 6.13 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Acquired Companies and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

Section 6.14. Equity Grants.  At the first Parent Board of Directors meeting held after the Closing Date, Buyer will cause the equity grants described in Schedule 6.14 to be presented to the Parent compensation committee for approval.  Promptly following approval of such equity grants and execution of all documents reasonably required by Parent in connection therewith, Buyer will cause such equity grants to be delivered to the recipients set forth on Schedule 6.14.

ARTICLE VII.

CONDITIONS TO THE OBLIGATIONS

OF BUYER AT THE CLOSING.

The obligations of Buyer to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by Buyer, of each of the following conditions:

Section 7.01. Representations and Warranties.  The representations and warranties of the Target Companies and the Sellers contained in (a) this Agreement (other than those contained in Sections 3.01 (second sentence only), 3.02(a), 3.04(b)(iii), 3.05, Section 3.07(v), 4.01, 4.02 and 4.05) (i) that are not qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time and (b) Sections 3.01 (second sentence only), 3.02(a), 3.04(b)(iii), 3.05, Section 3.07(v), 4.01, 4.02 and 4.05) of this Agreement will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that speak only as of a specific date or time, which will be true and correct in all respects as of such specified date or time.

Section 7.02. Performance.  The Target Companies and each Seller will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 7.03. Delivery of Securities; Instruments of Transfer; Acknowledgments.  Each of the Sellers will have delivered to Buyer a certificate or certificates, duly endorsed (or accompanied by one or more duly executed transfer powers) evidencing all of the Target Shares to be transferred to Buyer hereunder by such Seller.

Section 7.04. Delivery of Closing Certificates.  The Target Companies and the Sellers shall have delivered to Buyer the following:

(a) Secretary Certificate:  A certificate from each Target Company, in form reasonably acceptable to Buyer, dated as of the Closing Date, signed by the respective Secretaries of the Acquired Companies certifying as to (i) the names and incumbency of each of the officers of such Target Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of such Target Company and each of its Subsidiaries and (iii) all resolutions adopted by the respective Boards of Directors of such Target Company in connection with this Agreement and the Contemplated Transactions;

(b) Bring-Down Certificate:  A certificate dated as of the Closing Date, in form reasonably acceptable to Buyer, signed by each Seller certifying as to the conditions set forth in Sections 7.01, 7.02, 7.05, 7.06 and Section 7.13; and

(c) Certificates of Status.  Certificates of status with respect to each of the Acquired Companies issued by the relevant Governmental Authorities of the Acquired Companies’ respective jurisdictions of organization, each as of a recent date.

Section 7.05. Qualifications.  No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.06. Absence of Litigation.  No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of any Buyer (or any Affiliate thereof) to own the Target Shares (including the right to vote the Target Shares), to control the Acquired Companies, or to operate all or any portion of the Business or Assets or any portion of the business or assets of Buyer or any of its Affiliates or (d) would compel any Buyer or any of its Affiliates to dispose of all or any portion of either the Business or Assets or the business or assets of any Buyer or any of its Affiliates.

Section 7.07. Consents, etc.  All actions by (including any authorization, consent, waiver or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions and the Pre-Closing Transactions, as disclosed in Schedule 7.07, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Buyer, and no such authorization, consent, waiver or approval will have been revoked.

Section 7.08. Cancellation of Certain Agreements; Releases.  Each of the Contractual Obligations listed on Schedule 7.08 will have been terminated effective upon Closing pursuant to documents in form and substance satisfactory to Buyer and its counsel and each of the Sellers shall have delivered to Buyer a release in the form attached here as Exhibit H.

Section 7.09. Ancillary Agreements.  Each of the Ancillary Agreements will have been executed and delivered to Buyer by each of the other parties thereto.

Section 7.10. Resignations.  Buyer will have received the resignations, effective as of the Closing, of each officer and director of the Acquired Companies, other than any continuing officers and directors whom Buyer will have specified to the Acquired Companies in writing at least two (2) Business Days prior to the Closing.

Section 7.11. Payoff Letters and Lien Releases, etc.  The Acquired Companies will have obtained and delivered to Buyer customary payoff letters and lien release documentation reasonably satisfactory to Buyer and its counsel and lenders relating to the repayment of all Debt to be repaid at the Closing and the termination of all Encumbrances, other than Permitted Encumbrances or those Encumbrances scheduled on Schedule 7.11, on any Assets securing any such Debt.

Section 7.12. Closing Payment Certificate.  At least two Business Days prior to the Closing, Sellers’ Representative will have furnished to Buyer a certificate (the “Closing Payment Certificate”), signed by the Acquired Companies and each of the Sellers, which sets forth, with reasonable specificity, the Estimated Closing Purchase Price, each Person entitled to a payment in respect of the Seller Transaction Expenses or the Closing Debt Amount, the amount due to such Person and the applicable wire instructions for the account or accounts of such Person designated to receive such payment.

Section 7.13. No Material Adverse Change.  Since the Audited Balance Sheet Date, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 7.14. Modification of Employment Terms.  The Company Plans listed on Schedule 7.14 shall have been modified in form and substance satisfactory to Buyer.

Section 7.15. Pre-Closing Transactions Documentation.  The documentation to effect the Pre-Closing Transactions shall have been provided to Buyer not less than fifteen (15) calendar days prior to the Closing and shall, in its final form, reflect all reasonable comments of and changes requested by the Buyer.

ARTICLE VIII.

CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Sellers’ Representative (who shall act for all the Sellers for such purposes) of each of the following conditions:

Section 8.01. Representations and Warranties.  The representations and warranties of Buyer contained in (a) this Agreement (other than those contained in Sections 5.01, 5.02 and 5.04(b)(iii)) (i) that are not qualified by materiality will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date and (ii) that are qualified by materiality will be true and correct in all respects both when made and as at the Closing with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as applicable) as of such specified date or time and (b) Sections 5.01, 5.02 and 5.04(b)(iii)) of this Agreement will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that speak only as of a specific date or time, which will be true and correct in all respects as of such specified date or time.

Section 8.02. Performance.  Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Buyer at or prior to the Closing.

Section 8.03. Delivery of Closing Certificates.   Buyer shall have delivered the Sellers’ Representative the following:

(a) Secretary Certificate:  A certificate from Buyer, in form reasonably acceptable to the Sellers’ Representative, dated as of the Closing Date, signed by a duly authorized representative of Buyer certifying as to (i) the names and incumbency of each of the officers of Buyer executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of such Buyer and (iii) all resolutions adopted by the Boards of Directors of Buyer in connection with this Agreement and the Contemplated Transactions;

(b) Bring-Down Certificate:  A certificate addressed to the Sellers in form reasonably acceptable to the Sellers’ Representative dated as of the Closing Date and signed by a duly authorized representative of Buyer certifying as to the conditions set forth in Sections 8.01, 8.02, 8.04 and 8.05; and

(c) Certificates of Status.  A certificate of status with respect to Buyer issued by the relevant Governmental Authority of the jurisdiction of organization as of a recent date.

Section 8.04. Qualifications.  No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 8.05. Absence of Litigation.  No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 8.06. Ancillary Agreements.  Each of the Ancillary Agreements to which the Sellers or the Sellers’ Representative are party will have been executed and delivered to the Sellers’ Representative by each of the other parties thereto (other than the Acquired Companies, the Sellers, and the Sellers’ Representative).

Section 8.07. Pre-Closing Transactions.  The Sellers will have completed the Pre-Closing Transactions described in Exhibit D, provided this condition shall be deemed satisfied upon the earlier to occur of (i) such completion of the Pre-Closing Transactions or (ii) June 17, 2011.

ARTICLE IX.

TERMINATION

Section 9.01. Termination of Agreement.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Sellers’ Representative;

(b) by either Buyer or the Sellers’ Representative if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;

(c) by either Buyer or the Sellers’ Representative if the Closing has not occurred on or before 5:00 p.m., New York City time, on August 31, 2011 which date may be extended from time to time by mutual written consent of Buyer and the Sellers’ Representative (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Buyer if the failure of Buyer to fulfill or breach by Buyer of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Sellers’ Representative if the failure of the Target Companies or any Seller to fulfill or breach by the Target Companies or any Seller of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;

(d) by the Sellers’ Representative if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.01 would not be satisfied, or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.02 would not be satisfied (in either case, other than as a result of a material breach by the Target Companies or any Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Buyer has received written notice from the Sellers’ Representative of the occurrence of such failure or breach (provided, that in no event shall such twenty (20) day period extend beyond the Termination Date); or

(e) by Buyer if (i) any of the representations and warranties of the Target Companies or any Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.01 would not be satisfied, or (ii) the Target Companies or any Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02 would not be satisfied (in either case, other than as a result of a material breach by Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Sellers’ Representative has received written notice from Buyer of the occurrence of such failure or breach (provided,  that in no event shall such twenty (20) day period extend beyond the Termination Date).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 9.02. Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 9.01, this Agreement (other than the provisions of this ARTICLE IX and Section 6.06 (Expenses), Section 6.07 (Confidentiality), Section 6.08 (Publicity), Section 12.10 (Governing Law), Section 12.11 (Jurisdiction; Venue; Service of Process) and Section 12.12 (Waiver of Jury Trial) which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.

 ARTICLE X.

INDEMNIFICATION.

Section 10.01. Indemnification by the Sellers.

(a) Indemnification.  Subject to the limitations set forth in this ARTICLE X, from and after the Closing, each Seller shall severally and not jointly and severally in accordance with their respective Pro Rata Percentages (or in the case of clauses (iv) and (v) below, severally and solely as to itself) indemnify and hold harmless Buyer, Guarantor and their Affiliates (including, following the Closing, each Acquired Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred, accrued or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of any Acquired Company (or any Affiliate or Representative thereof);

(ii) any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of any Acquired Company in this Agreement, any Ancillary Agreement or in any Schedule or certificate delivered by or on behalf of any Acquired Company pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement, each Ancillary Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the defined term “Material Adverse Effect”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(iii) any breach or violation of any covenant or agreement of any Acquired Company to the extent required to be performed or complied with by such Acquired Company at or prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement;

(iv) any fraud or intentional misrepresentation on the part of such Seller (or any Affiliate (other than any Acquired Company) or Representative thereof);

(v) any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of such Seller in this Agreement, any Ancillary Agreement or in any Schedule or certificate delivered by or on behalf of such Seller pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement, each Ancillary Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the defined term “Material Adverse Effect”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(vi) any breach or violation of any covenant or agreement of such Seller (including under this ARTICLE X) in or pursuant to this Agreement or any Ancillary Agreement; or

(vii) any unpaid Seller Transaction Expenses that (a) remain unpaid immediately following the Closing and (b) are not taken into account in determining the Closing Purchase Price pursuant to Section 2.05(e);

(viii) any portion of the Closing Debt Amount that (a) remains unpaid immediately following the Closing and (b) is not taken into account in determining the Closing Purchase Price pursuant to Section 2.05(e); or

(ix) any matters set forth on Schedule 10.01(a)(ix).

Notwithstanding anything to the contrary in this Agreement, Paul Rubinstein shall be jointly and severally liable with Seller Newco in respect of all obligations of Seller Newco under this Agreement and in connection with the Contemplated Transactions.

(b) Monetary Limitations.  The Sellers will have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.01(a)(ii) and Section 10.01(a)(v) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds Four Hundred Fifty Thousand Dollars (CAD$450,000) (the “Basket Amount”), in which case the Buyer Indemnified Persons shall be entitled to indemnification for all such Losses in excess of the Basket Amount, and the Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 10.01(a)(ii) and Section 10.01(a)(v) will not exceed an amount equal to twenty percent (20%) of the Adjusted Purchase Price and each Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 10.01(a)(ii) and Section 10.01(a)(v) will not exceed the lesser of (i) such Seller’s Pro Rata Percentage of the Losses being claimed and (ii) such Seller’s Pro Rata Percentage of an amount equal to twenty percent (20%) of the Adjusted Purchase Price; provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.01(a)(ii) and Section 10.01(a)(v) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.04(b) (Breach of Organizational Documents), Section 3.05 (Capitalization), Section 3.07(l) (Absence of Certain Developments Related to Taxes), Section 3.08 (Debt), Section 3.23 (No Brokers), Section 3.26 (Pre-Closing Transactions), Section 4.01 (Organization), Section 4.02 (Power and Authorization), Section 4.04(b) (Breach of Organizational Documents), Section 4.05 (Title) and Section 4.06 (No Brokers) (or as such representations and warranties are repeated or confirmed in the certificate delivered at Closing pursuant to Section 7.04(b)) (collectively, the “Seller Fundamental Representations”) and those set forth in Section 3.14 (Tax Matters).  Claims for indemnification pursuant to any other provision of Section 10.01(a) are not subject to the monetary limitations set forth in this Section 10.01(b).

Section 10.02. Indemnification by Buyer.

(a) Indemnification.  Subject to the limitations set forth in this ARTICLE X, from and after the Closing, Buyer shall indemnify and hold harmless each of the Sellers and each of their respective Affiliates (including, prior to the Closing only, each Acquired Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of Buyer (or any Affiliate or Representative thereof);

(ii)  any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Buyer in this Agreement, any Ancillary Agreement or in any Schedule delivered by or on behalf of Buyer pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement, any Ancillary Agreement and each such Schedule as to materiality, including each qualifying reference to the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom); or

(iii) any breach or violation of any covenant or agreement of Buyer (including under this ARTICLE X) or any covenant or agreement of the Target Companies to the extent required to be performed or complied with by the Target Companies after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

(b) Monetary Limitations.  Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 10.02(a)(ii) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Basket Amount, in which case the Seller Indemnified Persons shall be entitled to indemnification for all such Losses from the first dollar, and Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 10.02(a)(ii) will not exceed an amount equal to twenty percent (20%) of the Adjusted Purchase Price; provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.02(a)(ii) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Power and Authorization), Section 5.04(b) (Breach of Organizational Documents) and Section 5.05 (No Brokers) (or as such representations and warranties are repeated or confirmed in the certificate delivered at Closing pursuant to Section 8.03) (collectively, the “Buyer Fundamental Representations” and, together with the Seller Fundamental Representations, the “Fundamental Representations”).  Claims for indemnification pursuant to any other provision of Section 10.02(a) are not subject to the limitations set forth in this Section 10.02(b).

Section 10.03. Time for Claims; Notice of Claims.

(a) Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 10.01(a)(ii), Section 10.01(a)(v) or Section 10.02(a)(ii) for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Party:

(i) at any time, in the case of any breach of, or inaccuracy in, the Fundamental Representations;

(ii) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set out in Section 3.14 (Tax Matters) until the expiration of the last period during which a tax assessment in respect of such Tax matter may be issued by a Governmental Authority plus any period of time within which a taxpayer may object to or appeal an assessment issued within such period (including any extensions of time or waivers).    A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable law; and

(iii) at any time, in the case of any claim or suit based upon or relating to fraud or intentional misrepresentation; and

(iv) at any time prior to the date that is 15 (fifteen) months following the Closing Date (the “Survival Period Expiration Date”), in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement.

Claims for indemnification pursuant to any other provision of Section 10.01(a) and Section 10.02(a) are not subject to the limitations set forth in this Section 10.03.

(b) Written Notice of Indemnification Claims.  In the event that any Indemnified Person wishes to make a claim for indemnification under this ARTICLE X, the Indemnified Person shall give written notice of such claim to each Indemnifying Party (with all notices to the Sellers being given to the Sellers’ Representative within the applicable time limitations contained in Section 10.03(a)).  Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this ARTICLE X, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Section 10.04. Third Party Claims.

(a) Notice of Third Party Claims.  Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this ARTICLE X, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE X, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 10.04(a).  In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 10.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety (without regard to any limitation herein) of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party has and will have, assuming the maximum potential exposure in the event of an adverse outcome, adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action and (vi) Buyer does not in good faith determine that the proceedings or outcome of such Third Party Claim could adversely affect its reputation or the reputation of any of its brands.  The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party Control.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of applicable Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 10.04(b), or the evidence contemplated by clause (ii) of Section 10.04(b), within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 10.04(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.04(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (unless such consent is unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 10.04(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE X.

(e) Consent to Jurisdiction Regarding Third Party Claim.  Buyer, each of the Sellers and the Sellers’ Representative, each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.10 are incorporated herein by reference, mutatis mutandis.

Section 10.05. No Circular Recovery.  Each Seller hereby agrees that it will not make any claim for indemnification against Buyer or any Acquired Company by reason of the fact that such Seller was a controlling person, director, employee or Representative of an Acquired Company or was serving as such for another Person at the request of an Acquired Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any applicable Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions.  With respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Acquired Company with respect to any amounts owed by such Seller pursuant to this ARTICLE X or otherwise.

Section 10.06. Indemnity Escrow.  For as long as there are funds in the Indemnity Escrow Account, any and all amounts payable by the Sellers as Indemnifying Party to a Buyer Indemnified Person will be paid in cash first out of such escrow account established pursuant to the Escrow Agreement, and thereafter directly by the Sellers as herein provided in accordance with payment instructions provided by Buyer.  The existence of the Indemnity Escrow Amount will not be deemed to limit the amount of any allowable claims by any Buyer Indemnified Person pursuant to this Agreement for Losses in excess of the amount of such Indemnity Escrow Amount.

Section 10.07. Right to Setoff.  Provided that there are no funds in the Indemnity Escrow Account, Buyer may, at its sole option and election, in addition to any other remedies available to it at law or in equity, setoff and apply any and all amounts payable by the Sellers as Indemnifying Parties to a Buyer Indemnified Person against the Earnout Payment and any Milestone Payment in respect of the Earnout Payment that is or may become due and payable to the Sellers pursuant to Section 2.06 subject to, in the aggregate for all such setoffs, the limitations under this ARTICLE X.

Section 10.08. Knowledge and Investigation.  Notwithstanding anything to the contrary contained in this Agreement, the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this ARTICLE X will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Section 10.01 and Section 10.02.  The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this ARTICLE X based on such representation, warranty, covenant or agreement.

Section 10.09. Remedies Cumulative.  The rights of each Buyer Indemnified Person and Seller Indemnified Person under this ARTICLE X are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE X without regard to the availability of a remedy under any other provision of this ARTICLE X.

Section 10.10. Exclusive Remedy.  Except for remedies that cannot be waived as a matter of law, after the Closing, the indemnities provided in ARTICLE X and ARTICLE XI constitute the exclusive remedy of Buyer or the Sellers or their Indemnified Persons, respectively, against a Party in the event of any breach of a representation or warranty of such party contained in this Agreement, other than in respect of claims based on conduct constituting fraud, fraud in the inducement or intentional misrepresentation.

Section 10.11. One Recovery.   No Indemnified Party shall be entitled to double recovery for any claims even though such claims may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party with respect to such claim.  No Party shall have any liability or obligation with respect to any claim for indemnification to the extent that such matter was taken into account in determining any adjustment to the Closing Purchase Price in Section 2.05 and Section 2.07.

Section 10.12. Duty to Mitigate.  Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.  The amount of any Losses recoverable by an Indemnified Party shall be reduced by the amount of insurance proceeds actually recovered by the Indemnified Party.

Section 10.13. Adjustment to Purchase Price to Account for Indemnity Payments.  For greater certainty, the parties agree that any payment made pursuant to this ARTICLE X shall constitute and shall be treated by the parties as an adjustment to the Purchase Price payable by the Buyer hereunder in respect of the Target Shares.

        ARTICLE XI.

TAX MATTERS

Section 11.01. Tax Indemnification.  From and after the Closing Date, the Sellers shall severally and not jointly and severally indemnify in accordance with their respective Pro Rata Percentages and hold harmless each Buyer Indemnified Person from, against and in respect of any and all Losses that constitute or that result from, arise out of or relate to, directly or indirectly Taxes (or the non-payment thereof) or Tax Liabilities of the Acquired Companies for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date in respect of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) (including, for greater certainty, any and all such Tax Liabilities that become liabilities or obligations of Buyer or any of its respective Affiliates or any successor or transferee Person by one or more windings-ups, amalgamations or other reorganizations), including any Tax Liability arising in respect of, by reference to or in consequence of (but excluding any Tax Liability that has been specifically included as a liability in the Final Closing Statement, other than as part of a general and non-specific reserve for income taxes): (A) any profits, income or gains earned, realized or received on or prior to the Closing Date; or (B) any Transaction (including the Pre-Closing Transactions) that occurred on or prior to the Closing Date.  For greater certainty, the right of the Buyer Indemnified Persons to be indemnified under this Section 11.01 shall not in any way require the Buyer Indemnified Person to prove that there has been a breach by the Sellers of any representation or warranty hereunder.

Section 11.02. Straddle Period.  In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired Companies, other than Transfer Taxes, based upon or measured by net income or gain, activities events or the level of any item for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time); provided, however, that exemptions, allowances, or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned to the Pre-Closing Tax Period and post-closing Tax period on a daily basis.  The amount of Taxes other than Transfer Taxes and Taxes of the Acquired Companies based upon or measured by net income or gain, activities, events or the level of any item for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 11.03. Special Procedure; Tax Matters.

(a) Notice.  Buyer shall give written notice to the Sellers promptly (and, in any event, within 30 days) after receipt of any notice or inquiry, oral or written, from any Governmental Authority in respect of a liability for Taxes for which the Buyer Indemnified Person will be seeking indemnification pursuant to Section 11.01 hereof, including any assessment or proposed assessment (a “Tax Assessment”).  Such notice shall set out such information with respect to the Tax Assessment as is then available to the Buyer Indemnified Person.  The failure or delay to so notify the Sellers shall not relieve the Sellers from any indemnification obligation which otherwise might exist with respect to such matter, unless (and only to the extent that) the failure to so notify materially prejudices the ability of the Sellers to exercise their rights under this Section 11.03 or results in a material increase in the amount of the liability for Taxes.

(b) Buyer’s Control of Tax Proceeding.  Subject to Section 11.03(c), Buyer or the Buyer Indemnified Person shall have the right to undertake and control any proceedings, objection or other defense (a “Tax Proceeding”) of any Tax Assessment and, in such case, Buyer or such Buyer Indemnified Person shall pursue any such Tax Proceedings in a timely manner and in good faith.  The Sellers shall provide Buyer or the Buyer Indemnified Person with such information with respect to the Tax liability as may become available to the Sellers and the Sellers shall cooperate with Buyer or the Buyer Indemnified Person in the conduct of all Tax Proceedings relating to any such Tax Assessment and related inquiries or investigations.  If, pursuant to this Section 11.03(b), any Buyer Indemnified Person undertakes any Tax Proceedings of any such Tax Assessment, such Buyer Indemnified Person may cease to defend, settle or otherwise dispose of any such Tax Proceeding without the consent of the Sellers.

(c) Sellers’ Control of Tax Proceeding.  If within 30 days after any Buyer Indemnified Person has provided notice to Sellers pursuant to Section 11.03(a), Sellers provide notice to Buyer that Sellers propose to undertake any Tax Proceedings of any kind in respect of such Tax Assessment, the Sellers shall have the right to undertake and control the Tax Proceedings using counsel of their own choice; provided, however that (i) the Sellers shall have complied with their obligations under Section 11.03(d) below, (ii) the Sellers shall have delivered to Buyer an unconditional acknowledgement in form and substance satisfactory to Buyer, acting reasonably, wherein the Sellers agree to be bound by the Final Outcome of such Tax Proceeding in determining the Sellers’ liability under this ARTICLE XI and agree not to contest their liability under this Article XI or amounts arising out of the Tax Assessment, (iii) the Sellers shall have provided Buyer evidence reasonably acceptable to the Buyer that Sellers have and will have, assuming the maximum potential exposure in the event of an adverse outcome, adequate financial resources to defend against the Tax Assessment, (iv) the Tax Proceeding involves only money damages and does not seek an injunction or other equitable relief against Buyer, (v) Buyer has not been advised by counsel that an actual or potential conflict exists between the Buyer and the Sellers in connection with the defense of the Tax Assessment and (vi) Buyer does not in good faith determine that the proceedings or outcome of such Tax Assessment could adversely affect its reputation or the reputation of any of its brands.  At the Sellers’ cost, Buyer shall provide to the Sellers information with respect to the liability for Taxes as may become available to any Buyer Indemnified Person and Buyer shall cooperate with the Sellers to the extent reasonably requested in the conduct of all Tax Proceedings relating to any such Tax Assessment and related inquiries and investigations.  If, pursuant to this Section 11.03(c), the Sellers undertake any Tax Proceedings in respect of any such Tax Assessment, the Sellers shall not cease to defend, settle or otherwise dispose of the Tax Proceeding without the consent of Buyer, which consent is not to be unreasonably withheld.

(d) Reimbursement of Buyer.  If a Buyer Indemnified Person is required to make a payment of Taxes assessed under a Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement, the Sellers shall promptly (and, in any event, within 30 days of the date that Buyer notifies the Sellers of the requirement to make the payment) reimburse the Buyer Indemnified Person in respect of such payment. In addition, in the event that the amount of any Tax assessed under any Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement would bear interest, the Buyer Indemnified Persons:

(i) have the right to pay the amount of the Taxes assessed under such Tax Assessment and the Sellers shall promptly (and, in any event, within 30 days of the date that Buyer notify the Sellers of its determination) reimburse the Buyer Indemnified Persons in respect of such payment; and

(ii) to the extent the amount of the Taxes has not been paid pursuant to (i) above and subject to the Purchaser Indemnified Parties’ right of reimbursement for amounts paid pursuant to (i) above, shall pay to the relevant Governmental Authority on account of the Taxes, any amount received by the Buyer Indemnified Persons from the Sellers, which the Sellers instruct the Buyer Indemnified Persons to so pay.

(e) Reimbursement of Sellers.  If the total of the amounts previously paid by the Sellers in respect of such Taxes is less than the amount determined in a Final Outcome to be the amount of the Taxes, the Sellers shall promptly (and, in any event, within 30 days of the time that Buyer notifies the Sellers of the amount of the Taxes) pay to the Buyer Indemnified Persons the amount of the Taxes less the total of the amounts previously paid.  If the total of the amounts previously paid by the Sellers in respect of such Taxes exceeds the amount determined in a Final Outcome to be the amount of the Taxes, the Buyer Indemnified Persons shall, upon receipt of any refund or credit of such Taxes, promptly (and, in any event, within 30 days of the receipt of such refund or credit) pay to the Sellers the amount of such refund or credit (including any interest received by the Buyer Indemnified Persons after taking into account any Taxes payable by the Buyer Indemnified Persons in respect of such refund, credit or interest).

(f) Applicability to Article XI.  For greater certainty the provisions of this Section 11.03 shall control and prevail over the provisions of ARTICLE X only with respect to indemnification for Tax matters.

(g) No Amendments.  Except as required by applicable law or for the purpose of correcting one or more errors, the Buyer shall not amend any Tax Return of any Acquired Company for any taxation year ending on or before the Closing Date without the prior written consent of the Sellers.

Section 11.04. Tax Sharing Agreements.  All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.

Section 11.05. Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions (collectively, such fees, charges and Taxes are “Transfer Taxes”), will be paid 50% by Buyer and 50% by Seller when due.  Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Sellers will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation.

Section 11.06. Excessive Elections.

(a) Eligible Dividends.  If any Acquired Company has made an excessive eligible dividend designation (as defined in the Tax Act) for any dividends paid or payable on or prior to the Closing Date, the Sellers or Buyer shall, and shall exercise commercially reasonable efforts to cause (i) any other shareholder who has been paid such dividends to and (ii) any Acquired Company that has made an excessive dividend designation to, comply with the provisions of subsection 185.1 (2) of the Tax Act and the equivalent provisions of any applicable provincial tax statute to treat such excess as non-eligible taxable dividends and not as eligible dividends and ensure that such election is made in the prescribed manner and filed with the appropriate tax authorities together with all the required supporting documents.  The Sellers or Buyer shall, and shall exercise commercially reasonable efforts to cause such other shareholder or Acquired Company to, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to implement and carry out the true intent and meaning of this Section 11.06(a).

(b) Use of Post-Closing Tax Attributes.  In determining Taxes for purposes of Section 11.01 or Section 11.02, if an allowance, refund, credit, deduction, set-off or loss carry-over of any of the Acquired Companies (or a successor thereof) which arose other than in a Pre-Closing Tax Period is utilized to reduce the amount of income, taxable income or tax otherwise calculated for any Pre-Closing Tax Period in which a liability for Taxes indemnifiable under Section 11.01 or Section 11.02 is realized or, but for the utilization of such allowance, refund, credit, deduction, set-off or loss carry-over, would be realized, the amount of the liability for Taxes shall be determined without taking into account any reduction resulting from such allowance, refund, credit, deduction, set-off or loss carry-over.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Guarantee.   The Guarantor unconditionally and irrevocably guarantees to and in favor of the Sellers the full and complete performance by Buyer of all payment obligations of Buyer arising in connection with this Agreement, including  payment of the Earnout Payment.  The Sellers shall be obligated to exhaust their remedies against Buyer as a condition precedent to being entitled to demand performance of this guarantee.

Section 12.02. Notices.  Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission).  Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Target Companies (prior to the Closing), to:

Bonnie Togs

65 Struck Court

Cambridge, Ontario

N1R 8L2

Telephone number:                            (519) 624-6574

Facsimile number:                              (519) 624-5217

Attention:                           Paul Rubinstein

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

Suite 5300, 199 Bay Street

Commerce Court West

Toronto, Ontario

M5L 1B9

Telephone number:                                (416) 869-5656 (Jeffrey Singer)

Telephone number:                                (416) 869-5636 (Samantha Horn)

Facsimile number:                                  (416) 947-0866

Attention:                            Jeffrey Singer and Samantha Horn

If to Buyer or Guarantor (or to the Target Companies after the Closing), to such party at the address listed below:

c/o Carter, Inc.

The Proscenium

1170 Peachtree Street NE, Suite 900

Atlanta, Georgia 30309

Telephone number:                                (404) 745-2700

Facsimile number:                                   (404) 892-0968

Attention:                            General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Telephone number: (617) 951-7309

Facsimile number: (617) 235-0375

Attention:  Joel Freedman

and:

Ogilvy Renault

Suite 2500

1 Place Ville Marie

Montreal, Quebec H3B 1R1

Canada

Telephone number: (514)-847-4479

Facsimile number: (514) 286-5474

Attention:  Paul Raymond

If to any of the Sellers, to such Seller in care of the Sellers’ Representative, and if to the Sellers’ Representative, to:

Paul Rubinstein

16 Mariner’s Haven

Collingwood, Ontario L9Y 5B5

Telephone number: (519) 895-6170

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

Suite 5300, 199 Bay Street

Commerce Court West

Toronto, Ontario

M5L 1B9

Telephone number:                              416-869-5636

Facsimile number:                                416-947-0866

Attention:                                              Samantha Horn

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 12.01 to each of the other parties hereto.

Section 12.03. Succession and Assignment; No Third-Party Beneficiaries.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Sellers’ Representative acting for all of the Sellers), and any attempt to do so will be null and void ab initio; provided, that (a) Buyer or Guarantor may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as neither Buyer nor Guarantor is relieved of any liability or obligations hereunder, (b) Buyer or Guarantor may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder, so long as neither Buyer nor Guarantor is relieved of any liability or obligations hereunder without the prior written consent of Sellers’ Representative; and (c) any of the Buyer Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 12.04. Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Guarantor, the Target Companies and the Sellers’ Representative (acting for all of the Sellers), or in the case of a waiver, by the party (or in the case of any or all of the Sellers, by the Sellers’ Representative) against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.05. Provisions Concerning the Sellers’ Representative.

(a) Appointment.  Each Seller hereby irrevocably appoints Paul Rubinstein as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, the Escrow Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf (the “Sellers’ Representative”).  The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller.  Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.06, ARTICLE X or ARTICLE XI or any other Actions directly or indirectly arising out of or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of the Sellers in connection with the Indemnity Escrow Account and the Adjustment Escrow Account established pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such Indemnity Escrow Account and the Adjustment Escrow Account any amounts owed by the Sellers pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the Contemplated Transactions;

(iv) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement or the Escrow Agreement, or any consent, acknowledgment or release relating to this Agreement or the Escrow Agreement; and

(v) take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement or the Escrow Agreement and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement or the Escrow Agreement.

(b) Liability.  The Sellers’ Representative shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct.  The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice.  The Sellers will severally and not jointly and severally indemnify (in accordance with their Pro Rata Percentages) the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder, except for Losses arising out of or caused by the Sellers’ Representative’s gross negligence, bad faith or willful misconduct.  The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and Buyer agrees that neither it nor any Buyer Indemnified Person will look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c) Reliance on Appointment; Successor Sellers’ Representative.  Buyer and the other Buyer Indemnified Persons may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 12.05 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 12.05.  In so doing, Buyer and the other Buyer Indemnified Persons may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among any of the Sellers or the Sellers’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person.  Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers.  At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Sellers (determined by reference to their respective Pro Rata Percentages) and delivered to Buyer, the Sellers may remove and designate a successor Sellers’ Representative; provided, that such successor Sellers’ Representative must be reasonably acceptable to Buyer.  If the Sellers’ Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor that is reasonably acceptable to Buyer is appointed by such holders of a majority-in-interest of the Sellers (determined by reference to each Seller’s respective Pro Rata Percentage) within ten (10) Business Days, then Buyer shall have the right to appoint another Seller to act as the replacement Sellers’ Representative who shall serve as described in this Agreement and, under such circumstances, Buyer and the other Buyer Indemnified Persons shall be entitled to rely on any and all actions taken and decisions made by such replacement Sellers’ Representative.

Section 12.06. Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.  There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 12.07. Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including (v) any reference to “CAD$” or “dollars” means Canadian dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d) The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(e) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

Section 12.08. Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed and delivered by each party hereto.  Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 12.09. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 12.10. Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.11. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction.  Subject to the provisions of Section 2.05, Section 2.06, Section 2.07 and Section 10.04, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue.  Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in New York, New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process.  Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.12.   Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

BUYER:	NORTHSTAR CANADIAN OPERATIONS CORP.

By: /s/ MICHAEL D. CASEY

Name: Michael D. Casey

Title: President

GUARANTOR:	THE WILLIAM CARTER COMPANY

By: /s/ MICHAEL D. CASEY

Name: Michael D. Casey

Title: Chief Executive Officer

[SIGNATURE LINES CONTINUE]

Stock Purchase Agreement Signature Page

TARGET COMPANIES:	993520 ONTARIO LIMITED

By: /s/ PAUL RUBINSTEIN

Name: Paul Rubinstein

Title: President

1054451 ONTARIO INC.

By: /s/ RUTH RUBINSTEIN

Name: Ruth Rubinstein

Title: President

SELLERS’ REPRESENTATIVE:

By: /s/ PAUL RUBINSTEIN, AS SELLERS' REPRESENTATIVE

Paul Rubinstein, as Sellers’ Representative

THE SELLERS:	2288904 ONTARIO INC.

By: s/ PAUL RUBINSTEIN

Name: Paul Rubinstein

Title: Authorized Signing Officer

By: /s/DAVID NUFER

David Nufer

By: /s/PAUL KRISTENSEN

Paul Kristensen

By: /s/ RUTH RUBINSTEIN

Ruth Rubinstein

By: /s/ PAUL RUBINSTEIN

Paul Rubinstein

Stock Purchase Agreement Signature Page

AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated and effective as of June 30,  2011, made and entered into by and among Northstar Canadian Operations Corp., a Canadian corporation (“Buyer”), The William Carter Company (the “Guarantor”), 993520 Ontario Limited, a Canadian corporation (“Holdings Limited”), 1054451 Ontario Inc., a Canadian corporation (“Holdings Incorporated”, and, together with Holdings Limited, the “Target Companies”), each of the holders of outstanding shares of capital stock of Holdings Limited (the “Holdings Limited Shareholders”), each of the holders of outstanding shares of capital stock of Holdings Incorporated (the “Holdings Incorporated Shareholders”, and, together with the Holdings Limited Shareholders, the “Sellers”)  and Paul Rubinstein, in his capacity as the Sellers’ Representative, shall constitute the first amendment to the Stock Purchase Agreement, dated June 20, 2011, by and among the Buyer, the Guarantor, the Target Companies, the Sellers and Paul Rubinstein as the Sellers’ Representative (as so amended, the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedules. Schedule 10.01(a)(ix) of the Agreement is amended to add the following:

“5. Failure to obtain the required consents in respect of the following agreements:

a.  Lease Agreement dated April 17, 2007 between Roundhouse Centre Windsor Inc. and Bonnie Togs Children’s Limited for property located at 3155 Howard Park Avenue, Windsor, Ontario Unit No. 19. [Store #002]

b. Lease Agreement dated November 3, 1998 between Woodbine Centre Inc. and Bonnie Togs Children’s Limited for property located at Woodbine Centre, Toronto, Ontario (as extended by an informal month to month leasing arrangement).  [Store #014]”

2.	Definitions. The following defined terms contained in Section 1.01 of the Agreement shall be amended and restated as follows:

a)	“Cash Adjustment Amount” means the amount of cash on the close of business on the Closing Date, but not more than CAD$1,000,000.

b)	“Adjusted Purchase Price” means CAD$60,000,000 plus any Earnout Payment made pursuant to this Agreement.

3.	Deletion. The following sentence in Section 2.02 shall be deleted in its entirety:

“The Closing Purchase Price shall be subject to adjustment in accordance with Section 2.05 and Section 2.07 (the Closing Purchase, as so adjusted, the “Adjusted Purchase Price”.)”

4.	Each party hereto hereby acknowledges that all the terms and conditions of the Agreement, as amended hereby, are and shall remain in full force and effect.

5.
Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.
This Amendment, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

BUYER:	NORTHSTAR CANADIAN OPERATIONS CORP.

By: /s/ MICHAEL D. CASEY

Name: Michael D. Casey

Title: President

GUARANTOR:	THE WILLIAM CARTER COMPANY

By: /s/ MICHAEL D. CASEY

Name: Michael D. Casey

Title: Chief Executive Officer

[SIGNATURE LINES CONTINUE]

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TARGET COMPANIES:	993520 ONTARIO LIMITED

By: /s/ PAUL RUBINSTEIN

Name: Paul Rubinstein

Title: President

1054451 ONTARIO INC.

By: /s/ RUTH RUBINSTEIN

Name: Ruth Rubinstein

Title: President

SELLERS’ REPRESENTATIVE:

By: /s/ PAUL RUBINSTEIN, AS SELLERS' REPRESENTATIVE

Paul Rubinstein, as Sellers’ Representative

THE SELLERS:	2288904 ONTARIO INC.

By: s/ PAUL RUBINSTEIN

Name: Paul Rubinstein

Title: Authorized Signing Officer

By: /s/DAVID NUFER

David Nufer

By: /s/PAUL KRISTENSEN

Paul Kristensen

By: /s/ RUTH RUBINSTEIN

Ruth Rubinstein

By: /s/ PAUL RUBINSTEIN

Paul Rubinstein

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